UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A
(Amendment No. 2)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Gen3Bio, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	2800	47-1470272
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code)

4000 W 106th Street Suite 125
Carmel, IN 46032
Telephone: (317) 564-9282

(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Corporate Service Center
5190 Neil Road, Suite 430
Reno, NV 89502
Telephone: (866) 411-2002

(Name, Address, and Telephone Number for Agent of Service)

Copies to:

BRUNSON CHANDLER & JONES, PLLC
175 S. Main Street, 15th Floor
Salt Lake City, UT 84111
Telephone: (801) 303 5730

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [ X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer [ ]	Accelerated Filer [ ]
Non-accelerated filer (do not check if smaller reporting company) [ ]	Smaller reporting company [ X ]

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock Issued and Outstanding to be registered as part of a Secondary Offering by certain Selling Security Holders (as hereinafter defined) (1)	2,962,500	$0.05(2)	$148,125.00	$17.21
Newly Issued Common Stock to be registered as part of a Primary Offering (as hereinafter defined)	10,000,000	$0.05(2)	$500,000.00	$58.10
Total	12,962,500		$642,625.00	$75.31

(1)	Represents common shares currently outstanding to be sold by the Selling Security Holders.

(2)

There is no current market for the securities. Although the registrant’s common stock has a par value of $0.001, the registrant believes that the calculations offered pursuant to Rule 457(f)(2) are not applicable and, as such, the registrant has valued the common stock, in good faith and for purposes of the registration fee. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE (GEN3BIO, INC.) MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY OR SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JANUARY___, 2015

Gen3Bio, Inc.

10,000,000 Shares of Common Stock being sold at $0.05 per share pursuant to the Primary Offering 2,962,500 Shares of Common Stock being offered at $0.05 per share by the Selling Security Holders

	Per Share	Sale Total
Public Offering Price	$0.05	$500,000
Underwriting Discounts and Commissions	$0.00	$0.00
Proceeds to Gen3Bio, Inc.	$0.05	$500,000

The total number of shares registered in this registration statement is 12,962,500. This prospectus relates to the sale of 10,000,000 shares of common stock, par value $0.001, of Gen3Bio, Inc. (referred to herein as the “Company” or “Gen3Bio”), at a price of $0.05 per share on a best efforts basis (the “Primary Offering”). This offering terminates 24 months after commencement of this offering on _____, 2017. This is the initial offering of common stock of the Company. The Company is offering the shares on a self-underwritten, “best efforts” basis directly through its CEO and director, Dr. Kelvin Okamoto. The total proceeds from the Primary Offering will not be escrowed or segregated but will be available to the Company immediately. There is no minimum amount of common shares required to be purchased, and, therefore, the total proceeds received by the Company might not be enough to continue operations or a market may not develop. No commission or other compensation related to the sale of the shares will be paid. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In addition, there are 2,962,500 shares being registered by 29 “Selling Security Holders” (the “Secondary Offering”). The Selling Security Holders will be offering their shares of common stock at a price of $0.05 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as OTCQB) and thereafter at prevailing market prices or privately negotiated prices. The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders. The existence of this secondary offering makes it less likely that we will sell all of the shares offered in the Primary Offering. No underwriting arrangements have been entered into by any of the Selling Security Holders. The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

There has been no market for our securities, and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the Over-The-Counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”), for our common stock to be eligible for trading on the OTC Bulletin Board or OTCQB. We do not yet have a market maker who has agreed to file such application.

We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See Risk Factors‚ beginning on page 8.

We are not a “blank check company,” and we have no plans or intentions to engage in a business combination following this offering.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The Selling Security Holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is January __, 2015

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The Selling Security Holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

Except as otherwise indicated, as used in this prospectus, references to the “Company,” “Gen3Bio,” “G3B,” “we,” “us,” or “our” refer to Gen3Bio, Inc.

The following summary highlights selected information contained in this prospectus, and it may not contain all of the information that is important to you. Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors” and our financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Corporate Background

Gen3Bio, Inc. was incorporated under the laws of the State of Nevada on July 25, 2014, and is engaged in the business of developing technologies to transform algae and other feedstocks into biofuels, bioplastics, and other specialty chemicals, proving those technologies, and either licensing those technologies to other producers, or using those technologies to produce biofuels, bioplastics, and other specialty chemicals in-house. New technologies to transform algae into biofuels and bioplastics are important to enhance research on non-food crops as G3B expects a surge in demand for bioplastics in future years, thus potentially creating pressure on food crops. Algae is the first non-food crop project on which we are focusing, and our R&D department is contemplating the development of additional non-food crop-based materials in future years.

We are in the process of negotiating a license and development agreement with the University of Toledo (the “University”) to acquire joint development and marketing rights to algae-based technologies and develop those technologies in University facilities, but we may be unable to do so, and we have not yet acquired any patent rights relating to those technologies. We have conducted research at the University to develop our technologies and have applied for grant funding to fund additional research and development efforts. However, we are a development stage company with no current revenue-generating operations, products, intellectual property or other assets, and we anticipate generating losses for the next twelve months. As of September 30, 2014, we had cash and cash equivalents of $100, and we will need to raise capital to implement our planned operations. If we are unable to do so, an entire investment in our stock could be lost. Our independent public accounting firm has issued an audit opinion, which includes a statement that the results of our operations and our financial condition raise substantial doubt about our ability to continue as a going concern.

Where You Can Find Us

Our offices are currently located at Gen3Bio, Inc., 4000 W 106th Street, Suite 125, Carmel, Indiana 46032. Our telephone number is (317) 564-9282.

Summary of the Offering

Securities being registered by the Selling Security Holders pursuant to the Secondary Offering:	2,962,500 shares of common stock

Secondary Offering price:	$0.05 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as OTCQB) and thereafter at market prices or prices negotiated in private transactions

Secondary Offering period:	From the date of this prospectus until _____, 2017

Newly issued common stock being registered pursuant to the Primary Offering:	10,000,000 shares of common stock

Primary Offering price:	$0.05 per share

Primary Offering period:	From the date of this prospectus until _____, 2017

Number of shares outstanding after the offering:	70,112,500 shares of common stock

Market for the common stock:	There has been no market for our securities. Our common stock is not traded on any exchange or on the Over-The- Counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA for our common stock to eligible for trading on the OTC Bulletin Board or another quotation board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, purchasers of our common stock may find it difficult to resell the securities offered herein should the purchasers desire to do so when eligible for public resale.

Our officers and directors are not purchasing shares in this offering.

Use of proceeds:	We will receive approximately $500,000 in gross proceeds if we sell all of the shares in the Primary Offering, and we will receive estimated net proceeds (after paying offering expenses) of approximately $440,925 if we sell all of those shares. We will receive none of the proceeds from the sale of shares by the Selling Security Holders. See “Use of Proceeds” for a more detailed explanation of how the proceeds from the Primary Offering will be used.

Risk Factors:	See “Risk Factors‚” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Subscriptions:	Subscriptions are to be made payable to:

Gen3Bio, Inc.
4000 W 106th Street, Suite 125
Carmel, IN 46032

RISK FACTORS

You should carefully consider the risks described below before investing in our securities. Additional risks not presently known to us or that our management currently deems immaterial also may impair our business operations. If any of the risks described below were to occur, our business, financial condition, operating results, and cash flows could be materially adversely affected. In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this Prospectus, including our consolidated financial statements and related notes. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward looking statements.

Risks Related to Our Business and Industry

We have a limited operating history and have incurred significant losses to date, anticipate continuing to incur losses and may never achieve or sustain profitability.

We are an early stage company with a limited operating history. We have incurred substantial net losses since our inception. We expect these losses may continue as we develop our technologies and processes and build out our technology pipeline. We expect to incur additional costs and expenses related to the continued development and expansion of our business, including research and development, and licensing and technology fees. As a result, our annual and quarterly operating losses may continue in the short term.

We, along with our development and commercialization partners, will need to develop technologies and processes successfully, market and license them and/or use them to cost effectively produce biofuels and specialty chemicals. If we fail to become profitable, or if we are unable to fund our continuing losses, we may be unable to continue our business operations. There can be no assurance that we will ever achieve or sustain profitability.

We have a “going concern” opinion from our independent registered public accounting firm indicating the possibility that we may not be able to continue to operate.

We anticipate generating losses for the next 12 months, there is substantial doubt that we will be able to continue operations as a going concern, and our independent registered public accounting firm included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period ended September 30, 2014. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

We have not yet fully developed any technologies or generated revenues, and our business may fail if we are unable to acquire or develop proprietary technologies, or if we are not able to successfully commercialize any technologies we may develop.

We have conceptualized a novel method for extracting and fermenting the cell contents of algae biomass at close to room temperature and standard pressures. However, we have not yet fully developed this method, nor have we patented it, or any other proprietary technologies, and we have had no sales to date as we have recently been incorporated and are just beginning our operations. Our initial technology focus is on algae as feedstock for biofuel and bioplastic production processes, and we may focus in the future on bacteria, yeast, other alternative feedstocks and chemistries that reduce waste and reduce cost to produce the final bio-based chemical or biopolymer. We are currently negotiating a license and development agreement with the University of Toledo to acquire joint development and marketing rights to algae-based technologies and develop those technologies in University facilities, but we may be unable to do so. If we are unable to do so, our business may fail.

If we are not successful in developing or advancing any technologies we are able to develop or acquire, researching, developing, and commercializing the results of our research into commercial arrangements with strategic partners, or otherwise establishing and then increasing our manufacturing capacity and securing reliable access to sufficient volumes of low-cost feedstock, we will be unable to generate meaningful revenues from any future technologies we may develop and products resulting from those technologies. We are subject to the substantial risk of failure facing businesses seeking to develop new technologies or products based on a new technology. Certain factors that could, alone or in combination, prevent us from successfully commercializing our products include:

  our ability to secure reliable access to sufficient volumes of low-cost feedstock;
  our ability to achieve commercial-scale production using our technologies on a cost-effective basis and in a timely manner;
  technical challenges with our production processes or with development of new technologies and processes that we are not able to overcome;
  our ability to establish and maintain successful relationships with development, feedstock, manufacturing and commercialization partners;
  our ability to gain market acceptance of our technologies, processes and products with customers and maintain customer relationships;
  our ability to manage our growth;
  our ability to secure and maintain necessary regulatory approvals for the production, distribution and sale of our processes or products and to comply with applicable laws and regulations;
  actions of direct and indirect competitors that may seek to enter the markets in which we expect to compete or that may seek to impose barriers to one or more markets that we intend to target; and
  public concerns about the ethical, legal, environmental and social ramifications of biofuel production, and the potential diversion of resources from food production.

We are initially targeting technologies using algae as feedstock, and an inability to obtain feedstock in sufficient quantities or in a timely and cost-effective manner may limit our ability to develop our technologies or produce any biofuels or specialty chemicals.

A critical component of the commercialization of any biofuel production technology we develop is access to feedstock in sufficient quantities and at an acceptable price to enable commercial production and sale. We are targeting the development of technologies based on algae initially, and we do not have any long-term supply agreements or other guaranteed access to large-scale algae feedstock. If we are able to successfully develop our technologies, choose to scale up production rather than licensing our technologies, we would anticipate that the production of algae-based products would require large volumes of feedstock, and we may not be able to contract with feedstock producers to secure sufficient quantities of feedstock at reasonable costs or at all. If we cannot access feedstock in the quantities we would need at acceptable prices, we would not be able to successfully commercialize our processes, chemicals, fuels and other products, and our business will suffer.

Our pursuit of new product opportunities may not be technologically feasible or cost effective, which would limit our ability execute our business plan.

We intend to commit substantial resources, alone or with collaboration partners, to the development and analysis of new tailored specialty chemicals and other algae-based biofuel and bioplastic products by applying new technologies to algae strains. There is no guarantee that we will be successful in synthesizing specialty chemicals, biofuels, or other algae-based products, that we, our partners or their customers desire, or that even if we can do so, that we will be able to do so on a cost-effective basis at a larger scale. There are significant technological hurdles we must overcome, and if we are unsuccessful, our business would be compromised.

We may rely in part on third parties for the development of our technologies and the production and processing of products we may successfully develop. If these parties do not cooperate in the technological development of our products or produce and process our products at a satisfactory quality, in a timely manner, in sufficient quantities and at an acceptable cost, our development and commercialization efforts could be delayed or otherwise negatively impacted.

We do not own facilities where we can develop our technologies or produce and process specialty chemicals and biofuels . As such, we anticipate relying on third parties (including partners and contract manufacturers) for production and processing . Our anticipated future dependence upon our partners and contract manufacturers for production and processing may adversely affect our ability to develop products on a timely and competitive basis. We or our development partners will need to enter into additional agreements for the commercial development, manufacturing and sale of any biofuels and specialty chemicals we are able to synthesize. There can be no assurance that we or our partners can do so on favorable terms, if at all.

Even if there is demand for any products we develop at a commercial scale, we or our partners may not be able to successfully increase the production capacity for any of our products in a timely or economic manner or at all. In addition, to the extent we rely on contract manufacturers to produce and process any products we develop, we cannot be sure that such contract manufacturers will have capacity available when we need their services, that they will be willing to dedicate a portion of their production and/or processing capacity to our products or that we will be able to reach acceptable price and other terms with them for the provision of their production and/or processing services. If we, our partners or our contract manufacturers are unable to increase the production capacity for a product when and as needed, the commercial launch of that product may be delayed, or there may be a shortage of supply, which could limit sales, cause us to lose customers and sales opportunities and impair the growth of our business.

In addition, if a facility or the equipment in a facility that produces and/or processes any products we develop is significantly damaged, destroyed or otherwise becomes unavailable, we or our partners may be unable to replace the manufacturing capacity quickly or cost effectively. The inability to enter into manufacturing agreements, the damage or destruction of a facility upon which we or our partners rely for manufacturing, or any other delays in obtaining supply would delay or prevent us and/or our partners from further developing and commercializing any products we successfully develop.

If we fail to maintain and successfully manage any strategic collaborations we may enter into, we may not be able to develop and commercialize many of our products and achieve or sustain profitability.

Our ability to enter into, maintain and manage collaborations in our target markets is fundamental to the success of our business. We are currently negotiating a license agreement with the University of Toledo (the “University”) for development and marketing rights to a patent portfolio related to algae chemistries, and we have filed grant applications in collaboration with the University. If we are not able to finalize a license agreement with the University on terms agreeable to the Company, use its facilities to prove our technologies, and collaborate with its staff, our business would be harmed. Additionally, we may not be successful in entering into collaborative arrangements with third parties for the production and sale and marketing of any products we develop. Any failure to enter into collaborative arrangements with the University or other producers on favorable terms could delay or hinder our ability to develop and commercialize our products and could increase our costs of development and commercialization.

We cannot be sure that our products will meet necessary standards or be approved or accepted by customers in our target markets.

If we are unable to convince our potential customers or end users of any biofuels or specialty chemicals that we successfully develop that we are a reliable supplier, that our biofuels or chemicals are comparable or superior to the products that they currently use, or that the use of our biofuels or chemicals is otherwise beneficial to them, we will not be successful in entering our target markets, and our business will be adversely affected.

Although we intend to develop technologies to produce, or produce, biofuels and specialty chemicals that comply with industry specifications, potential fuels or chemical customers may be reluctant to adopt new products. In addition, our fuels or chemicals may need to satisfy product certification requirements of equipment manufacturers.

We have limited experience in structuring arrangements with customers for the purchase of any biofuels or specialty chemical products we may develop, and we may not be successful in this aspect of our business.

If we are able to successfully develop technologies to produce biofuels and specialty chemical products, and if we decide to produce those products ourselves, rather than licensing the technology to an industry partner, we would expect that our customers would include large and medium-sized companies much larger than us as purchasers of our bioplastic and other special chemical products, as well as large users of oils for fuels. Developing the necessary expertise may take longer than we expect and will require that we expand and improve our sales and marketing capability, which could be costly. These activities could delay our ability to capitalize on opportunities that we believe our technology and products may present, and they may prevent us from successfully commercializing our products. Further, to sell large amounts of our products, we will have to effectively negotiate and manage contracts for these purchase and sale relationships. The companies with which we aim to have such arrangements are generally much larger than we are and have substantially longer operating histories and more experience in their industries than we have. As a result, we may not succeed in establishing relationships with these companies, and, if we do, we may not be effective in negotiating or managing the terms of such relationships, which could adversely affect our future results of operations.

We may be subject to product liability claims and other claims of our customers and partners.

The design, development, production and sale of biofuels and specialty chemicals involve an inherent risk of product liability claims and the associated adverse publicity. Because these products are directly used by consumers or incorporated into other products directly used by consumers, and because use of those ultimate products may cause injury to those consumers and damage to property, we are subject to a risk of claims for such injuries and damages. In addition, we may be named directly in product liability suits relating to any products we develop or third-party products integrating our products, even for defects resulting from errors of our partners, contract manufacturers or other third parties working with our products. These claims could be brought by various parties, including customers who are purchasing products directly from us or other users who purchase products from our customers or partners. We could also be named as co-parties in product liability suits that are brought against manufacturing partners that produce our products.

In addition, our customers and partners may bring suits against us alleging damages for the failure of our products to meet stated claims, specifications or other requirements. Any such suits, even if not successful, could be costly, disrupt the attention of our management and damage our negotiations with other partners and/or customers. Any attempt by us to limit our product liability in our contracts may not be enforceable or may be subject to exceptions. We do not currently have current product liability insurance, and the product liability insurance we plan to acquire may be inadequate to cover all potential liability claims. Insurance coverage is expensive and may be difficult to obtain. Also, insurance coverage may not be available in the future on acceptable terms and may not be sufficient to cover potential claims. We cannot be sure that our contract manufacturers or manufacturing partners who produce the ultimate products resulting from any products we successfully develop will have adequate insurance coverage themselves to cover against potential claims. If we experience a large insured loss, it may exceed any insurance coverage limits we have at that time, or our insurance carrier may decline to cover us or may raise our insurance rates to unacceptable levels, any of which could impair our financial position and potentially cause us to go out of business.

We will face risks associated with our international business in developing countries and elsewhere.

For the foreseeable future, our business plan will likely subject us to risks associated with essential manufacturing, sales and operations in developing countries. We have limited experience to date manufacturing and selling internationally and licensing our technologies or selling our products into international markets will require us to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. The economies of many of the countries in which we or our joint ventures operate or will operate have been characterized by frequent and occasionally extensive government intervention and unstable economic cycles.

International business operations are subject to local legal, political, regulatory and social requirements and economic conditions and our business, financial performance and prospects may be adversely affected by, among others, the following factors:

  political, economic, diplomatic or social instability;
  land reform movements;
  tariffs, export or import restrictions, restrictions on remittances abroad or repatriation of profits, duties or taxes that limit our ability to move our products out of these countries or interfere with the import of essential materials into these countries;
  inflation, changing interest rates and exchange controls;
  tax burden and policies;
  delays or failures in securing licenses, permits or other governmental approvals necessary to build and operate facilities and use our algae strains to produce products;
  the imposition of limitations on products or processes and the production or sale of those products or processes;
  uncertainties relating to foreign laws, including labor laws, regulations and restrictions, and legal proceedings;
  foreign ownership rules and changes in regard thereto;
  an inability, or reduced ability, to protect our intellectual property, including any effect of compulsory licensing imposed by government action;
  successful compliance with US and foreign laws that regulate the conduct of business abroad, including the Foreign Corrupt Practices Act;
  insufficient investment in developing countries in public infrastructure, including transportation infrastructure, and disruption of transportation and logistics services; and
  difficulties and costs of staffing and managing foreign operations.

These and other factors could have a material adverse impact on our results of operations and financial condition.

Our international operations may expose us to the risk of fluctuation in currency exchange rates and rates of foreign inflation, which could adversely affect our results of operations.

We expect in the future to incur expenses in foreign currencies, and also derive a portion of our revenues in the local currencies of customers throughout the world. As a result, our revenues and results of operations are subject to foreign exchange fluctuations, which we may not be able to manage successfully. We bear the risk that the rate of inflation in the foreign countries where we incur costs and expenses or the decline in value of the US dollar compared to those foreign currencies will increase our costs as expressed in US dollars. Future measures by foreign governments to control inflation, including interest rate adjustments, intervention in the foreign exchange market and changes to the fixed value of their currencies, may trigger increases in inflation. We may not be able to adjust the prices of our products to offset the effects of inflation on our cost structure, which could increase our costs and reduce our net operating margins. If we do not successfully manage these risks through hedging or other mechanisms, our revenues and results of operations could be adversely affected.

We may encounter difficulties managing our growth, and if we are unable to do so, our business, financial condition and results of operations may be adversely affected.

If we are able to successfully develop our technologies, as our operations grow, the simultaneous management of development, production and commercialization across our target markets will become increasingly complex and may result in less than optimal allocation of management and other administrative resources, increase our operating expenses and harm our operating results.

Our ability to effectively manage our operations, growth and various projects across our target markets will require us to make additional investments in our infrastructure to continue to improve our operational, financial and management controls and our reporting systems and procedures and to attract and retain sufficient numbers of talented employees, which we may be unable to do effectively. We may be unable to successfully manage our expenses in the future, which may negatively impact our gross margins or operating margins in any particular quarter.

In addition, we may not be able to improve our management information and control systems, including our internal control over financial reporting, to a level necessary to manage our growth and we may discover deficiencies in existing systems and controls that we may not be able to remediate in an efficient or timely manner.

Our success depends in part on recruiting and retaining key personnel and, if we fail to do so, it may be more difficult for us to execute our business strategy. We are currently a small organization and will need to hire additional personnel to execute our business strategy successfully.

Our success depends on our continued ability to attract, retain and motivate highly qualified management, business development, manufacturing and scientific personnel and directors, and on our ability to develop and maintain important relationships with leading academic institutions and scientists. We are highly dependent upon a number of key members of our senior management, Dr. Kelvin Okamoto and Mr. Michael Okada. If any of such persons left, our business could be harmed. All of our employees and directors are at-will and may resign at any time. The loss of the services of one or more of our key employees or directors could delay or have an impact on the successful commercialization of our products. We do not maintain any key man insurance. Competition for qualified personnel in the biotechnology field is intense. We may not be able to attract and retain qualified personnel on acceptable terms given the competition for such personnel. If we are unsuccessful in our recruitment efforts, we may be unable to execute our strategy.

Our success also depends in part on our management’s expertise managing a public company, and our management has limited expertise in this area. If our management is not able to manage the company properly as a public company, our business would be harmed.

Dr. Kelvin Okamoto and Mr. Michael Okada, our CEO and CFO and our directors, have limited experience in management positions with public companies. They were officers of Cereplast, Inc. (SEC file number 001-34689), which filed for bankruptcy in January of 2014. If our management is not able to successfully manage the Company as a public company, including complying with various regulatory, disclosure and reporting obligations of public companies, our business would be harmed.

We may not be able to obtain regulatory approval for the sale of our biobased products and the operation of production facilities, and, even if approvals are obtained, complying on an ongoing basis with the numerous regulatory requirements applicable to our various product categories and facilities will be time-consuming and costly.

The sale and/or use of biofuels and bioplastics may be subject to regulation by various government agencies, including the Environmental Protection Agency (EPA). Any chemical products we successfully develop may be subject to government regulation in our target markets. In the United States, the EPA administers the Toxic Substances Control Act (TSCA), which regulates the commercial registration, distribution, and use of chemicals. The TSCA may require us to comply with the Microbial Commercial Activity Notice (MCAN) process to manufacture and distribute products made from some algae strains.

Before we can manufacture or distribute significant volumes of a chemical, we need to determine whether that chemical is listed in the TSCA inventory. If the substance is listed, then manufacture or distribution can commence immediately. If not, then a pre-manufacture notice (PMN) must be filed with the EPA for a review period of up to 90 days excluding extensions. Some of the products we may produce are already eligible to be placed on the TSCA inventory. Others are not yet listed. We may not be able to expediently receive approval from the EPA to list the chemicals we would like to make on the TSCA registry, resulting in delays or significant increases in testing requirements. A similar program exists in the European Union, called REACH (Registration, Evaluation, Authorization, and Restriction of Chemical Substances).

Changes in regulatory requirements, laws and policies, or evolving interpretations of existing regulatory requirements, laws and policies, may result in increased compliance costs, delays, capital expenditures and other financial obligations that could adversely affect our business or financial results.

We expect to encounter regulations in most if not all of the countries in which we may seek to sell our products, and we cannot be sure that we will be able to obtain necessary approvals in a timely manner or at all. If our products do not meet applicable regulatory requirements in a particular country or at all, then we may not be able to commercialize them and our business will be adversely affected. The various regulatory schemes applicable to our products will continue to apply following initial approval for sale. Monitoring regulatory changes and ensuring our ongoing compliance with applicable requirements will be time-consuming and may affect our results of operations. If we fail to comply with such requirements on an ongoing basis, we may be subject to fines or other penalties, or may be prevented from selling our products, and our business may be harmed.

We may incur significant costs complying with environmental, health and safety laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

We may use hazardous chemicals and radioactive and biological materials in our business and would be subject to a variety of federal, state, local and international laws and regulations governing, among other matters, the use, generation, manufacture, transportation, storage, handling, disposal of, and human exposure to, these materials both in the US and outside the US, including regulation by governmental regulatory agencies, such as the Occupational Safety and Health Administration and the EPA. We will incur capital and operating expenditures and other costs in the ordinary course of our business in complying with these laws and regulations.

Although we will implement safety procedures for handling and disposing of these types of materials and waste products in an effort to comply with these laws and regulations, we cannot be sure that our safety measures will be compliant or capable of eliminating the risk of injury or contamination from the generation, manufacturing, use, storage, transportation, handling, disposal of, and human exposure to, hazardous materials. Failure to comply with environmental, health and safety laws could subject us to liability and resulting damages. There can be no assurance that violations of environmental, health and safety laws will not occur as a result of human error, accident, equipment failure or other causes. Compliance with applicable environmental laws and regulations may be expensive, and the failure to comply with past, present, or future laws could result in the imposition of fines, regulatory oversight costs, third party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production, or a cessation of operations, and our liability may exceed our total assets. Liability under environmental laws, such as the Comprehensive Environmental Response Compensation and Liability Act in the United States, can impose liability for the full amount of damages, without regard to comparative fault for the investigation and cleanup of contamination and impacts to human health and for damages to natural resources. Contamination at properties we own and operate, and at properties to which we send hazardous materials, may result in liability for us under environmental laws and regulations.

Our business and operations will be affected by other new environmental, health and safety laws and regulations, which may affect our research and development and manufacturing programs, and environmental laws could become more stringent over time, requiring us to change our operations, or resulting in greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business. The costs of complying with environmental, health and safety laws and regulations, and any claims concerning noncompliance, or liability with respect to contamination in the future could have a material adverse effect on our financial condition or operating results.

Changes in government regulations, including subsidies and economic incentives, could have a material adverse effect on demand for our products, business or results of operations.

The market for renewable fuels is heavily influenced by foreign, federal, state and local government regulations and policies. Changes to existing, or adoption of new, domestic or foreign federal, state or local legislative initiatives that impact the production, distribution, sale or import and export of renewable fuels may harm our business. For example, in 2007, the Energy Independence and Security Act (EISA) of 2007 set targets for alternative sourced liquid transportation fuels (approximately 14 billion gallons in 2011, increasing to 36 billion gallons by 2022). Of the 2022 target amount, a minimum of 21 billion gallons must be advanced biofuels. In the US and in a number of other countries, these regulations and policies have been modified in the past and may be modified again in the future. For example, in 2013, the US Environmental Protection Agency proposed a reduction in the volume of total alternative fuel from the 2014 statutory target of 18.15 billion gallons to 15.21 billion gallons. Under this new proposed target, the advanced biofuel target would be reduced to 2.2 billion gallons from the 2014 statutory target of 3.75 billion gallons. The elimination of, or any additional reduction in, mandated requirements for fuel alternatives and additives to gasoline may cause demand for biofuels to decline and deter investment in the research, development or commercial adoption of renewable fuels.

In addition, the US Congress has passed legislation that extends tax credits to blenders of certain renewable fuel products. However, there is no assurance that this or any other favorable legislation will remain in place. For example, the biodiesel tax credit expired in December 2009 and its extension was not approved until March 2010. The most recent biodiesel tax credit expired in December 2013, and its extension has thus far not been approved. Any reduction in, phasing out or elimination of existing tax credits, subsidies and other incentives in the US and foreign markets for renewable fuels, or any inability of our customers to access such credits, subsidies and incentives, may adversely affect demand for our fuel products and increase the overall cost of commercialization of our renewable fuels, which would adversely affect our business.

In addition, market uncertainty regarding future policies may also affect our ability to develop new renewable products, license our technologies to third parties and sell products to end customers. Any inability to address these requirements and any regulatory or policy changes could have a material adverse effect on our business, financial condition and results of operations.

Conversely, government programs could increase investment and competition in the markets for our products. For example, various governments have announced a number of spending programs focused on the development of clean technology, including alternatives to petroleum-based fuels and the reduction of greenhouse gas (GHG) emissions, which could lead to increased funding for us or our competitors, or the rapid increase in the number of competitors within our markets.

Concerns associated with renewable fuels, including land usage, national security interests and food crop usage, are receiving legislative, industry and public attention. This could result in future legislation, regulation and/or administrative action that could adversely affect our business. When and how these requirements and any regulatory or policy changes are addressed could have a material adverse effect on our business, financial condition and results of operations.

Future government policies may adversely affect the supply of sugarcane, corn or cellulosic sugars, restricting our ability to use these feedstocks to produce biofuels and specialty chemicals, and negatively impact our revenues and results of operations.

We expect to face competition for our products in the chemicals and fuels markets from providers of products based on petroleum, plant oils and animal fats and from other companies seeking to provide alternatives to these products, many of whom have greater resources and experience than we do. If we cannot compete effectively against these companies or products, we may not be successful in bringing our products to market or further growing our business.

In the fuels market, we expect to compete with independent and integrated oil refiners, large oil and gas companies and, in certain fuels markets, with other companies producing advanced biofuels. The refiners compete with us by selling conventional fuel products, and some are also pursuing hydrocarbon fuel production using non-renewable feedstocks, such as natural gas and coal, as well as production using renewable feedstocks, such as vegetable oil and biomass. We also expect to compete with companies that are developing the capacity to produce diesel and other transportation fuels from renewable resources in other ways. These include advanced biofuels companies using specific engineered enzymes that they have developed to convert cellulosic biomass, which is non-food plant material such as wood chips, corn stalks and sugarcane bagasse, into fermentable sugars and ultimately, renewable diesel and other fuels. Biodiesel companies convert vegetable oils and animal oils into diesel fuel and some are seeking to produce diesel and other transportation fuels using thermochemical methods to convert biomass into renewable fuels.

We believe the primary competitive factors in the market are product price, product performance, sustainability, availability of supply and compatibility of products with existing infrastructure.

The oil companies, large chemical companies and well-established agricultural products companies with whom we expect to compete are much larger than we are, have, in most cases, well-developed distribution systems and networks for their products, have valuable historical relationships with the potential customers we are seeking to serve and have much more extensive sales and marketing programs in place to promote their products. Some of our competitors may use their influence to impede the development and acceptance of our products. Our limited resources relative to many of our competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. In the nascent markets for renewable chemicals and fuels, it is difficult to predict which, if any, market entrants will be successful, and we may lose market share to competitors producing new or existing renewable products.

A decline in the price of petroleum and petroleum-based products, plant oils or other commodities may reduce demand for our products and may otherwise adversely affect our business.

We believe that some of the present and projected demand for renewable fuels results from relatively recent increases in the cost of petroleum and certain plant oils. We anticipate that most of our oils, and in particular those used to produce fuels, will be marketed as alternatives to corresponding products based on petroleum and plant oils. If the price of any of these oils falls, as it has recently, we may be unable to produce tailored oils or other products that are cost-effective alternatives to their petroleum or plant oil-based counterparts. Declining oil prices, or the perception of a future decline in oil prices, may adversely affect the prices we can obtain from our potential customers or prevent potential customers from entering into agreements with us to buy our products. During sustained periods of lower oil prices we may be unable to sell our products, which could materially and adversely affect our operating results.

Petroleum prices have been extremely volatile, and this volatility is expected to persist. Lower petroleum prices over extended periods of time may change the perceptions in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If petroleum prices were to decline from present levels and remain at lower levels for extended periods of time, the demand for renewable fuels could be reduced, and our business and revenue may be harmed.

Prices of plant oils have also experienced significant volatility. If prices for oils such as palm kernel were to materially decrease in the future, there may be less demand for oil alternatives, which could reduce demand for our products and harm our business. The prices of commodities that serve as food ingredients have also been volatile. To the extent that the prices of these commodities decline and remain at lower levels for extended periods of time, the demand for our nutrition products may be reduced, and our ability to successfully compete in this market may be harmed.

Risks Related to Our Intellectual Property

Our competitive position will depend on our ability to effectively obtain and enforce patents related to our products, manufacturing components and manufacturing processes. If we or any licensor fail to adequately protect this intellectual property, our ability and/or our partners’ ability to commercialize products could suffer.

Our success will depend in part on our ability to obtain and maintain patent protection sufficient to prevent others from utilizing our anticipated manufacturing components, manufacturing processes or marketing our products, as well as to successfully defend and enforce any future patents we may acquire against infringement by others. In order to protect our products, manufacturing components and manufacturing processes from unauthorized use by third parties, we must hold patent rights that cover our products, manufacturing components and manufacturing processes.

The patent position of biotechnology and bio-industrial companies can be highly uncertain because obtaining and determining the scope of patent rights involves complex legal and factual questions. The standards applied by the US Patent and Trademark Office and foreign patent offices in granting patents are not always applied uniformly or predictably. There is no uniform worldwide policy regarding patentable subject matter, the scope of claims allowable in biotechnology and bio-industrial patents, or the formal requirements to obtain such patents. Consequently, patents may not issue from our pending patent applications. Furthermore, in the process of seeking patent protection or even after a patent is granted, we could become subject to expensive and protracted proceedings, including patent interference, opposition, post-grant review and re-examination proceedings, which could invalidate or narrow the scope of our patent rights. As such, we do not know nor can we predict the scope and/or breadth of patent protection that we might obtain on our products and technology.

Changes either in patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property rights. In the US, depending on the decisions and actions taken by the US Congress, the federal courts, and the US Patent and Trademark Office, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. In foreign jurisdictions, depending on the decisions and actions taken by the foreign government, the judicial system of the jurisdiction, and its patent office, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce our existing patents or patents that we might obtain in the future.

The America Invents Act (AIA), which was signed into law on September 16, 2011, brought a number of changes to the US patent system and affects the way patents are prosecuted, challenged and litigated. Among the changes that went into effect September 16, 2012, one of the most significant involves the implementation of a reformed post-grant review system. Other changes, which went into effect on March 16, 2013, include the transition from a “first-to-invent” to “first-to-file” system that attempts to harmonize the US with most of the world. Lack of precedential interpretation of the new provisions of the AIA through specific cases or through guidelines promulgated by the US Patent and Trademark Office and the lack of binding precedent from the courts increase the uncertainty of the impact of the AIA. Together, these changes may increase the costs of prosecution and enforcement of US patents. While it is currently unclear what impact these changes will have on the operation of our business, they may favor companies able to dedicate more resources to patent filings and challenges.

Risks associated with enforcing our intellectual property rights in the United States.

If we acquire a patent and were to initiate legal proceedings against a third party to enforce a patent claim for one of our technologies, the defendant could counterclaim that our patent is invalid and/or unenforceable or assert that the patent does not cover its manufacturing processes, manufacturing components or products. Proving patent infringement may be difficult, especially where it is possible to manufacture a product by multiple processes or when a patented process is performed by multiple parties. Patent litigation is also costly, time-consuming and distracting to our management. Furthermore, in patent litigation in the United States or elsewhere, defendant counterclaims alleging both invalidity and unenforceability are commonplace, and the outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity of any patent rights we may acquire, we will not be able to be certain, for example, that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would not be able to exclude others from practicing the inventions claimed therein. Such a loss of patent protection could have a material adverse effect on our business. Defendant counterclaims of antitrust or other anti-competitive conduct are also commonplace.

Even if our patent rights were then found to be valid and enforceable, patent claims that survive litigation may not cover commercially viable products or prevent competitors from importing or marketing products similar to our own, or using manufacturing processes or manufacturing components similar to our own.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries where we intend to produce and use our proprietary biofuel and biobased specialty chemical processes do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, including Brazil and developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and/or bio-industrial technologies. This could make it difficult for us to stop the infringement or misappropriation of our intellectual property rights in these countries. Proceedings to enforce our intellectual property rights in certain foreign jurisdictions are unpredictable and could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate.

Third parties may misappropriate our proprietary technologies, information, or trade secrets despite a contractual obligation not to do so.

Third parties (including joint venture, collaboration, development and feedstock partners, contract manufacturers, and other contractors and shipping agents) may have custody or control of any proprietary processes and technologies we develop. If we are able to develop viable proprietary technologies and those technologies were stolen, misappropriated or reverse engineered, they could be used by other parties who may be able to use the technologies for their own commercial gain. It is difficult to prevent misappropriation or subsequent reverse engineering. In the event that any proprietary technologies are developed and misappropriated, it could be difficult for us to challenge the misappropriation or prevent reverse engineering, especially in countries with limited legal and intellectual property protection.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of proprietary information and trade secrets.

In addition to patents, we plan to rely on confidentiality agreements to protect our technical know-how and other proprietary information. Confidentiality agreements will be used, for example, when we talk to potential strategic partners. Nevertheless, there can be no guarantee that an outside party will not make an unauthorized disclosure or use of our proprietary confidential information. This might happen intentionally or inadvertently. It is possible that a competitor would make use of such information, and that our competitive position would then be compromised, in spite of any legal action we might take against persons making such unauthorized disclosures.

We also plan to keep as trade secrets certain technical and proprietary information where we do not believe patent protection is appropriate, desirable or obtainable. However, trade secrets are difficult to protect. Although we plan to use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators, partners, former partners and other advisors may unintentionally or willfully disclose our trade secrets to competitors or otherwise use misappropriated trade secrets to compete with us. It can be expensive and time consuming to enforce a claim that a third party illegally obtained and is using our trade secrets. Furthermore, the outcome of such claims is unpredictable. In addition, courts outside the US may be less willing to or may not protect trade secrets. Moreover, our competitors may independently design around our intellectual property or develop equivalent knowledge, methods and know-how without misappropriating or otherwise violating our trade secret rights. Where a third party independently designs around our intellectual property or develops equivalent knowledge, methods and know-how without misappropriating or otherwise violating our trade secret rights, they may be able to seek patent protection for such equivalent knowledge, methods and know-how. This could prohibit us from practicing our own trade secrets we may develop.

Claims by patent holders that our products or manufacturing processes infringe their patent rights could result in costly litigation or could require substantial time and money to resolve, whether or not we are successful, and an unfavorable outcome in these proceedings could have a material adverse effect on our business.

Our ability to commercialize our technology depends on our ability to develop, manufacture, market and sell our products or processes without infringing the proprietary rights of patent holders or their authorized agents. An issued patent does not guarantee us the right to practice or utilize the patented inventions or commercialize the patented product. Third parties may have blocking patents that may prevent us from commercializing our patented products and utilizing our patented manufacturing components and manufacturing processes. In the event that we are made aware of blocking third party patents, we cannot be sure that licenses to the blocking third-party patents would be available or obtainable on terms favorable to us or at all.

Numerous US and foreign issued patents and pending patent applications, which are owned by third parties, relate to (1) the production of bio-industrial products, including oils, chemicals and biofuels, and (2) the use of algae in that production. As such, there could be existing valid patents that our manufacturing processes, manufacturing components, or products may inadvertently infringe. There could also be existing invalid or unenforceable patents that could nevertheless be asserted against us and would require expenditure of resources to defend. In addition, there are pending patent applications that are currently unpublished and therefore unknown to us that may later result in issued patents that are infringed by our products, manufacturing processes or other aspects of our business.

We may be exposed to future litigation based on claims that our products, manufacturing processes or manufacturing components infringe the intellectual property rights of others. There is inevitable uncertainty in any litigation, including patent litigation. Defending against claims of patent infringement is costly and time consuming, regardless of the outcome. Thus, even if we were to ultimately prevail, or to settle at an early stage of litigation, such litigation could burden us with substantial unanticipated costs. Some of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation longer than we could. In addition, the costs and uncertainty associated with patent litigation could have a material adverse effect on our ability to continue our internal research and development programs, in-license needed technology, or enter into strategic partnerships that would help us commercialize our technologies. In addition, litigation or threatened litigation could result in significant demands on the time and attention of our management team, distracting them from the pursuit of other company business.

If a party successfully asserts a patent or other intellectual property rights against us, we might be barred from using certain of our manufacturing processes or manufacturing components, or from developing and commercializing related products. Injunctions against using specified processes or components, or prohibitions against commercializing specified products, could be imposed by a court or by a settlement agreement between us and a third party. In addition, we may be required to pay substantial damage awards to the third party, including treble or enhanced damages if we are found to have willfully infringed the third party’s intellectual property rights. We may also be required to obtain a license from the third party in order to continue manufacturing and/or marketing the products that were found to infringe. It is possible that the necessary license will not be available to us on commercially acceptable terms, or at all. This could limit our ability to competitively commercialize some or all of our anticipated products or processes.

During the course of any patent litigation, there could be public announcements of the results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our products, technology or intellectual property could be diminished. Accordingly, the market price of our common stock may decline.

We may receive government funding in connection with the development of certain of our proprietary technologies, which could negatively affect our intellectual property rights in such technologies.

We intend to apply for government grants. Some of our proprietary technology may be developed with US federal government funding. When new technologies are developed with US government funding, the government obtains certain rights in any resulting patents, including a nonexclusive license authorizing the government to use the invention for non-commercial purposes. These rights may permit the government to disclose our confidential information to third parties and to exercise “march-in” rights to use or allow third parties to use our patented technology. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the US government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to US industry. In addition, US government-funded inventions must be reported to the government and US government funding must be disclosed in any resulting patent applications. In addition, our rights in such inventions are subject to government license rights and foreign manufacturing restrictions. Any exercise by the government of such rights could harm our competitive position or impact our operating results.

Risks Relating To Our Common Stock

Our Chief Executive Officer will own a majority of our outstanding shares after the offering, regardless of the amount of shares sold in the offering, and as a result will be a control person who may take actions not in the best interest of other stockholders.

Our founder, director, and Chief Executive Officer, Dr. Kelvin Okamoto, owns 38,000,000 shares out of 60,112,500 total shares of common stock issued and outstanding as of January 6, 2015. Even after completion of the Primary Offering, and assuming all 10,000,000 Primary Offering shares are sold, Dr. Okamoto will still own a majority of our outstanding shares of common stock after the offering. Dr. Okamoto will therefore remain a control person even after completion of the offering who may take actions that are not in the best interest of the Company’s other shareholders.

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 350,000,000 shares of common stock, par value $0.001 per share, of which 60,112,500 shares are issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then-existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common shares are subject to the "Penny Stock" rules of the SEC, and the trading market in our securities will likely be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

  That a broker or dealer approve a person’s account for transactions in penny stocks; and
  The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quality of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

  Obtain financial information and investment experience objectives of the person; and
  Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

  Sets forth the basis on which the broker or dealer made the suitability determination; and
  That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities, and an active trading market in our securities may not develop, or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the OTC Bulletin Board after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such application. If for any reason our common stock is not quoted on the OTC Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Articles of Incorporation authorize our Board of Directors to determine the relative rights and preferences of preferred shares without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We may finance our operations and develop strategic relationships by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our stock to decline.

We have used an arbitrary offering price.

The offering price of $0.05 per share of common stock was arbitrarily determined by the Company and is unrelated to specific investment criteria, such as the assets or past results of the Company’s operations. In determining the offering price, the Company considered such factors as the prospects, if any, of similar companies, the previous experience of management, the Company’s anticipated results of operations, and the likelihood of acceptance of this offering. Please review any financial or other information contained in this offering with qualified persons to determine its suitability as an investment before purchasing any shares in this offering.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions by the SEC.

We are exposed to potential risks from legislation requiring companies to evaluate internal controls under Section 404a of the Sarbanes-Oxley Act of 2002. As a smaller reporting company and emerging growth company, we will not be required to provide a report on the effectiveness of our internal controls over financial reporting until our second annual report, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are an emerging growth company or a smaller reporting company. We have not yet evaluated whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations. If we are not able to meet the requirements of Section 404a in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

Risks Associated with this Offering

There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on management’s estimate of the value of the shares. This valuation is highly speculative and arbitrary.

There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

Investors may never receive cash distributions, which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

Even if a market develops for our shares, our shares may be thinly traded with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including: potential investors’ anticipated feeling regarding our results of operations; increased competition; and our ability or inability to generate future revenues.

In addition, if our shares are quoted on the OTC Bulletin Board, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, commodity prices, or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTC Bulletin Board, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

Because our Primary Offering does not have a minimum offering amount, we may not raise enough funds to continue operations.

Because our Primary Offering lacks a minimum offering amount, no minimum amount of funds are assured, and we may only receive proceeds sufficient to fund operations for a short amount of time. We may then have to cease operations, and investors could then lose their entire investment.

Because the Selling Shareholders are selling their shares, we are less likely to sell all of the Primary Offering shares.

Investors interested in purchasing our stock in the Primary Offering may purchase stock directly from the Selling Shareholders. Therefore, the existence of the Selling Shareholders’ secondary offering makes it less likely that we will sell all of the shares available in the Primary Offering.

Purchasers of our stock will experience dilution.

At September 30, 2014, we had a negative net tangible book value of ($0.001) per share of our common stock. If you purchase our common stock from us in our Primary Offering, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock ($0.05 per share) and the pro forma net tangible book value per share of our common stock immediately after the offering of $0.0055 per share. See the “Dilution” section below for a more detailed explanation.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any May 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

If our involvement in an November 4, 2014, press release were held to be in violation of the Securities Act of 1933, we could be required to repurchase securities sold in this offering. You should rely only on statements made in this prospectus in determining whether to purchase our shares.

We issued a press release on November 4, 2014, in conjunction with Dr. Okamoto presenting at an international biomarine conference. The press release included opinions of Dr. Okamoto and statements about Company technology, which technology has not yet been acquired by the Company or fully developed. The press release has been reprinted or republished on a number of other websites. The press release presented certain statements about our company prematurely and in isolation and did not disclose any of the related risks and uncertainties described in this prospectus. As a result, the press release should not be considered, and you should make your investment decision only after carefully reading this entire prospectus.

You should carefully evaluate all the information in this prospectus, including the risks described in this section and throughout this prospectus. You should rely only on the information contained in this prospectus in making your investment decision.

If our involvement with the press release were held by a court to be a violation of the Securities Act of 1933, we could be required to repurchase the shares sold to purchasers in this offering at the original purchase price, plus statutory interest from the date of purchase, for a period of one year following the date of the violation.

THE OFFERING

This prospectus relates to the sale of 10,000,000 shares of common stock, par value $0.001, of the Company at a price of $0.05 per share on a best efforts basis. This offering terminates 24 months after commencement of this offering. This is the initial offering and Primary Offering of common stock of the Company. The Company is offering the shares on a self-underwritten “best efforts” basis directly through its CEO and director, Dr. Kelvin Okamoto. There is no minimum amount of common shares required to be purchased and, therefore, the total proceeds received by the Company might not be enough to begin operations or a market may not develop. No commission or other compensation related to the sale of the shares will be paid. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

In addition, there are 2,962,500 shares being registered by the Selling Security Holders of the Company. 1,800,000 of such shares were issued to Ideal Ventures Fund, LLC, on July 30, 2014, in consideration of founding capital of $0.001 per share received after the close of our fiscal year on September 30, 2014. 500,000 of the shares being registered were issued to Turnaround Trading & Advisory, LLC, on August 18, 2014, in consideration of additional capital of $0.002 per share received after the close of our fiscal year on September 30, 2014, and another 50,000 shares being registered were issued to SL Harrison Holdings, Inc. on the same date in consideration of general business consulting services valued at $0.002 per share. The remaining 612,500 shares being registered were issued to 26 shareholders on October 1, 2014, in consideration of cash payments to the Company in the amount of $0.02 per share.

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $0.05 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as OTCQB), and thereafter at prevailing market prices or privately negotiated prices. The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Security Holders. The existence of this secondary offering makes it less likely that we will sell all of the shares offered in the Primary Offering. No underwriting arrangements have been entered into by any of the Selling Security Holders. The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed “underwriting compensation.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $440,925 after deducting the estimated expenses of registration.

We anticipate that the net proceeds of the Offering will be used primarily to execute our business plan by retiring debt (including accrued salaries owed to our two officers), acquiring patents and developing our intellectual property, paying fees for engineering and other consulting services, initiating the process of listing our stock on the OTC Bulletin Board or OTCQB and receiving DTC eligibility, paying other general and administrative expenses, and being used as working capital. The precise amounts that the Company will devote to its programs will vary depending on numerous factors, including but not limited to, the progress and results of its research and assessments as to the market potential of its proposal to develop the business. In the event that we sell less than the maximum shares offered in the Primary Offering, our first priority is to pay fees associated with registration of our stock and becoming a publicly traded company. The following table summarizes how we anticipate using the gross proceeds of the Primary Offering, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Primary Offering:

Percentage of Offering Shares Sold	100%	75%	50%	25%
Accounting, Audit, Transfer Agent, Edgar Agent, and Other Fees associated with becoming a publicly traded company	$60,000	$60,000	$60,000	$60,000
Acquiring Patents and Developing Intellectual Property	$335,000	$210,000	$125,000	$50,000
Consulting Fees	$30,000	$30,000	$15,000	$5,000
Retire Debt (1)	$45,000	$45,000	$25,000	$0
Working Capital	$30,000	$30,000	$25,000	$10,000
Total Use of Proceeds	$500,000	$375,000	$250,000	$125,000

(1)	Payment of Dr. Okamoto’s and Mr. Okada’s accrued salaries only (see the section titled “Executive Compensation” herein on page 33 for additional information regarding their salaries).

The Company anticipates that the estimated $500,000 gross proceeds from the Maximum Offering will enable it to retire its debt (the accrued salaries of Dr. Okamoto and Mr. Okada are the only debts the Company plans to repay), expand its operations, and fund its other capital needs for the next fiscal year. In the event that the Maximum Offering is not completed, the Company will be required to seek additional financing as the Company needs $500,000 in gross proceeds to implement its business plan and support its operations over the next twelve months. There can be no assurance that additional financing will be available when needed, and, if available, that it will be on terms acceptable to the Company.

DETERMINATION OF OFFERING PRICE

The Selling Security Holders will be offering the shares of common stock being covered by this prospectus at a price of $0.05 per share until a market develops and our shares are quoted on the OTC Bulletin Board or another quotation board (such as OTCQB) and thereafter at prevailing market prices or privately negotiated prices. In determining the Primary Offering price of the shares, we considered several factors including:

  Our start-up status;
  Prevailing market conditions, including the history and prospects for the industry in which we compete;
  Our future prospects; and
  Our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not anticipate paying dividends, and if we are not successful in establishing an orderly public trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we may not pay dividends in the foreseeable future, we may have trouble raising additional funds which could affect our ability to expand our business operations.

MARKET FOR OUR COMMON STOCK

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, FINRA for our common stock to be eligible for trading on the OTC BB or OTCQB. We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

We have issued 60,112,500 common shares since the Company’s inception on July 25, 2014, all of which are restricted shares. There are no outstanding shares of preferred stock, options, warrants, notes payable convertible into capital stock, or other securities that are convertible into shares of common stock.

Holders

We had 34 holders of record of our common stock as of January 6, 2015.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Dividends

Please see “Dividend Policy” above.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our production and technology, (c) the regulation to which we are subject, (d) anticipated trends in our industry and (e) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

We had a negative net tangible book value at September 30, 2014, of approximately ($0.001) per share of our common stock. If you invest in our common stock, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock, and the pro forma net tangible book value per share of our common stock immediately after the offering.

The founders acquired shares at a cost of $0.001 per share, and our investors in August and October of 2014 acquired their shares at a cost of $0.002 per share and $0.02 per share, respectively, whereas outside investors will pay a price of $0.05 per share. Further, the net tangible book value per share after the offering but prior to any new offerings is expected to be approximately $0.0055 per share. Therefore, outside investors participating in this offering will incur immediate substantial dilution of their investment insofar as it refers to the resulting per share net tangible book value of the Company's Common Stock after completion of this Offering. The following table illustrates dilution to investors on an approximate dollar per share basis, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in the Primary Offering:

Percentage of Offering Shares Sold	100%	75%	50%	25%
Offering price per share	0.05	0.05	0.05	0.05
Net tangible book value per share before offering	(0.001)	(0.001)	(0.001)	(0.001)
Increase per share attributable to investors	0.0065	0.0048	0.0030	0.0011
Pro forma net tangible book value per share after offering	0.0055	0.0039	0.0021	0.0001
Dilution per share to investors	0.0445	0.0461	0.0479	0.0499

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of January 6, 2015, by the Selling Security Holders prior to the offering contemplated by this prospectus, the number of shares each Selling Security Holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person or his/her spouse has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the Selling Security Holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the Selling Security Holders acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. On July 30, 2014, we issued Ideal Ventures Fund, LLC, 6,000,000 shares of common stock in consideration of founding capital of $6,000 received after the close of our fiscal year on September 30, 2014, and such “founders” shares valued at par value, $0.001 per share, as there was no immediate market for those shares, and that value was equivalent to the value of the paid-in capital. On August 18, 2014, we issued Turnaround Trading & Advisory, LLC, 2,250,000 shares of common stock in consideration of additional capital of $4,500 received after the close of our fiscal year on September 30, 2014, with such shares valued at $0.002 per share as there was no immediate market for those shares, and that value was equivalent to the value of the paid-in capital. Also on August 18, 2014, we issued SL Harrison Holdings, Inc., 500,000 shares of common stock in consideration of general business consulting services relating to execution of the Company’s business plan, valued at $0.002 per share as there was no immediate market for those shares and the value was considered equivalent to the value of the services. The remaining 612,500 shares being registered were issued to 26 shareholders in October of 2014 in consideration of cash payments to the Company in the amount of $0.02 per share.

The percentages below are calculated based on 60,112,500 shares of our common stock issued and outstanding as of January 6, 2015.

Name of Selling Security Holder	Number of Shares Owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares Held After the Offering	Percentage of Total Issued and Outstanding after the Offering(1)
Ideal Ventures Fund, LLC (2)	6,000,000	1,800,000	4,200,000	5.99%
Turnaround Trading & Advisory, LLC (3)	2,250,000	500,000	1,750,000	2.50%
SL Harrison Holdings, Inc. (4)	500,000	50,000	450,000	0.64%
Aloys Scheer	25,000	25,000	-	0.00%
Arnaud Scheer	25,000	25,000	-	0.00%
Nathalie Leblanc	25,000	25,000	-	0.00%
Vanessa Salazar	10,000	10,000	-	0.00%

Brian K Altounian	15,000	15,000	-	0.00%
Rodney A. Bell	10,000	10,000	-	0.00%
Jacob Morris	12,500	12,500	-	0.00%
Albane Scheer	10,000	10,000	-	0.00%
Frederick Courouble	10,000	10,000	-	0.00%
Kenneth M. Jackman, Jr.	25,000	25,000	-	0.00%
Jason Ross	25,000	25,000	-	0.00%
Carolynn Quiroga	10,000	10,000	-	0.00%
Derek Kameda	10,000	10,000	-	0.00%
Erza Garcia Cruz	35,000	35,000	-	0.00%
Agnes Fox	10,000	10,000	-	0.00%
Abel Salazar	10,000	10,000	-	0.00%
Candace Maggee	10,000	10,000	-	0.00%
Aasin Saied	125,000	125,000	-	0.00%
Hui Chuan Lin	125,000	125,000	-	0.00%
Susan S. Burrows	25,000	25,000	-	0.00%
Risa Winograd	10,000	10,000	-	0.00%
Jeffrey Hardwick	10,000	10,000	-	0.00%
Kathrine Lescoet	10,000	10,000	-	0.00%
Julia Stone	10,000	10,000	-	0.00%
Kerrie Daniels	10,000	10,000	-	0.00%
David Jolley	10,000	10,000	-	0.00%
Total	9,362,500	2,962,500	6,400,000	9.13%

(1) Assumes all of the Primary Offering and Secondary Offering shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period. Based on 60,112,500 shares of common stock issued and outstanding as of January 6, 2015, and 70,112,500 shares of common stock issued and outstanding after completion of the offerings.
(2) These shares are beneficially owned by Craig J. Wynn, who has sole voting power over the stock held in the name of the shareholder.
(3) These shares are beneficially owned by Stephan Garden, who has sole voting power over the stock held in the name of the shareholder.
(4) These shares are beneficially owned by Brian K. Altounian, who has sole voting power over the stock held in the name of the shareholder.

We may require the Selling Security Holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FISCAL CONDITION AND RESULTS OF OPERATION

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” beginning on page 18 of this prospectus. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

Gen3Bio, Inc., is engaged in the business of developing new technologies to transform algae and other foodstocks into biofuels and bioplastics. Gen3Bio is focused on producing proprietary specialty chemicals. The Company intends to outsource production but retain the intellectual property to license to large conglomerates. The new technology to transform algae into biofuels and bioplastics is important to enhance research on non-food crops as Gen3Bio expects a surge in demand in bioplastics in future years, thus potentially creating pressure on food crops. Algae is the first non-food crop project that we are introducing, and our R&D department is contemplating the development of additional non-food crop-based materials in future years.

To successfully execute our business plan, we will need to successfully license or develop technologies to produce biofuels and specialty chemicals from biobased feedstocks. We will be unable to do so if we are unable to license necessary patents from current patent holders, if we are unable to finance the pilot and small scale testing of our technologies, and if we are unable to negotiate larger scale production using our technologies.

Plan of Operation

Gen3Bio, incorporated under the laws of the State of Nevada on July 25, 2014, is a development-stage company focused on developing technologies for the production of biobased specialty chemicals and biopolymers. The feedstocks we contemplate using are non-food feedstocks including algae, agricultural waste such as corn stover, corn cobs and rice husks, wood product byproducts and food production waste.

Through technologies and chemistries to be developed in-house as well as technology to be licensed from universities and research organizations, Gen3Bio will scale-up any lab-proven technologies to pilot and then small commercial scale quantities; this work will likely be performed at appropriate contract facilities. Using contract facilities will allow Gen3Bio to not spend time and resources to develop its own labs, which may need to be different for each technology or chemistry we are targeting. By not building and maintaining its own labs, Gen3Bio can leverage the expertise of the contract facilities, and it is anticipated that funds generated from licensing out any technologies developed can then be reinvested in the development of additional technologies.

Our technology focus will be on non-GMO feedstocks, bacteria and yeast, as well as chemistries that reduce waste and reduce cost to produce the final biobased chemical or biopolymer. The biobased chemicals to be targeted will be higher volume biobased chemicals with the goal to reduce the final cost to levels competitive with traditional petrochemical feedstocks, and we will target those biobased chemicals that may be not be readily available from petrochemical feedstocks.

We are currently in negotiations with the University of Toledo (the “University”) to acquire joint development and marketing rights to a patent portfolio owned by the University, to develop such intellectual property in University facilities and laboratories, and to finance additional work to jointly secure additional related intellectual property. There is no assurance that we will be successful in finalizing a license and development agreement with the University.

During the next twelve months, the Company intends to concentrate on specific algae-based research in collaboration with the University of Toledo at the Company’s new office within the LaunchPad Incubator building at the University. The Company estimates that for the next six months it will be concentrating on validation and scale up to the pilot scale of a novel technology for extracting and fermenting the cell contents of algae biomass at close to room temperature and standard pressures. To do so will require approximately $250,000 in funding, to be used for personnel and staffing expenses, the purchase of raw materials, and building up the patent portfolio.

Following the initial validation process, the Company intends to continue scaling up the algae-based technologies to larger reactor sizes and to start limited test marketing, during which the Company anticipates that it will sell biofuel, bioplastics, and other specialty chemicals below cost to validate the interest of the market, as well as to explore the limitation of the chemicals when used in commercial quantities in customers’ commercial applications. This phase will require about $2,000,000 in funding to permit the Company to scale up from the pilot scale to small commercial scale, which will be used for equipment, raw materials, personnel and marketing costs. While scaling up from pilot to small commercial scale, the Company expects to pursue additional research efforts with the University of Toledo on the Company’s second phase of targeted technologies, which will be focused on converting sugars from bio-feedstocks into multifunctional chemical building blocks that can be used to produce specialty chemicals. This type of technology is important because it will allow the Company to explore new markets based on biobased non-algae feedstocks. Currently, the Company estimates this second phase of research through small pilot scale to last at least nine additional months or to about the end of 2016. The cost of this research is currently anticipated to be around $500,000, but may be much greater depending on the viability of the technology and the difficulties associated with developing it. Further scale-up of the technology to small commercial scale is anticipated to require an additional $2,000,000 in funding.

To finance its operations in 2015 and in 2016, the Company is initially focusing on a combination of equity and government grant financing. Beyond the current placement of $500,000 of common stock in the Primary Offering, the Company has filed two confidential grant applications with the State of Ohio in collaboration with the University of Toledo and is in the process of preparing a confidential grant application with the US Department of Energy. These grants, if obtained, may provide the Company up to $5,000,000 in funding. However, there is no assurance that the Company will receive any grant funds. As the possibility of grant funding is uncertain, the Company is currently planning on completing additional equity financing after completion of the Primary Offering in the amount of $2,000,000. We have not identified any potential investors for that funding, and there can be no assurance that we will ever receive any additional equity funding or that we will sell any or all of the Primary Offering Shares.

Results of Operations

For the Period from Inception on July 25, 2014 through September 30, 2014

The following tables set forth key components of our results of operations, in dollars for the periods indicated.

Year Ended
September 30,
2014
Statement of Operations Items-
Revenues	$-
Cost of Goods Sold	$-
Selling, General and Administrative Expenses	$108,133
Total Other income (expense)	$-
Net loss	$(108,133)

We have generated no revenues since our inception on July 25, 2014, and our operating expenses incurred from inception through September 30, 2014, are $108,133. Since commencing operations in July 2014, we have devoted substantially all of our efforts to the acquisition of in-licensed products and services and recruitment of personnel. We have a limited operating history, and the revenue and income potential of our business and market are unproven.

Additionally, the following tables set forth key components of our balance sheet as of September 30, 2014, in dollars.

As of
September 30,
2014
Balance Sheets Items-
Cash	$100
Total current assets	$100
Total assets	$100
Account payable	$57,633
Due to related parties	$100
Total current liabilities	$57,733
Total liabilities	$57,733
Stockholders' equity (deficit)	$(57,633)

At September 30, 2014, the Company had cash of $100, and a working capital deficit of $57,633.

Purchase or Sale of Equipment

We currently have no equipment.

Liquidity and Capital Resources

Our balance sheet as of September 30, 2014, only reflects assets of $100 consisting of cash and cash equivalents, and our cash and cash equivalents from inception to date have been insufficient to provide the working capital necessary to operate or expand operations to date. At September 30, 2014, we had (1) accrued payroll and benefits of $55,122 due to two employees for the period from August, 2014, to September, 2014; and (2) a working capital deficit of $57,633.

We expect cash and cash equivalents and expected cash flows from operations to be sufficient to cover operating expenses for the next three months only.

We anticipate that we will continue generating losses and, therefore, will be unable to continue operations in the future if we are unable to acquire additional capital by issuing debt or equity or entering into a strategic arrangement with a third party for funding. We initially plan on completing the Primary Offering and raising $500,000 of capital, which would be sufficient for us to operate for the next twelve months. However, there can be no assurance that additional capital will be available to us, either through the Primary Offering, through other equity financing, or through debt financing. We currently have no agreements, arrangements or understandings with any person to obtain additional funds through bank loans, lines of credit or any other sources. Finally, we have applied for two State of Ohio grants, and we are in the process of preparing a grant application to file with the US Department of Energy, which in the aggregate could fund $5,000,000 over the next two-to-three years, but there can be no assurance that we will obtain any grant funds.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

Gen3Bio, Inc. was incorporated under the laws of the State of Nevada on July 25, 2014, and was created to capitalize on the ever-growing demand for biofuels and bioplastics. Gen3Bio is engaged in the business of developing new technology to transform algae and other feedstocks into biofuels and bioplastics. Gen3Bio is focused on producing proprietary specialty chemicals. We do not currently have any products. Our proposed products include biofuels based on algae feedstock and bioplastics and polymers based on algae feedstock and other biobased feedstocks–specifically, biodiesel, glycerol, long chain diacids, amino acids and hydroxyl acids, Nylon 11-13, carboxylic acid, oleic acid, succinic acid, lactic acid, and other biopolymers based on carboxylic acid. We intend to distribute our proposed products through large chemical distributors targeting specialty chemicals. We also intend to target directly several localized end users of specialty chemicals. Which distributors and customers we target will depend on the characteristics of the specialty chemicals produced by any technologies we develop.

The address of our principal executive office is:

Gen3Bio, Inc.
4000 W 106th Street, Suite 125
Carmel, IN 46032

Our telephone number is (317) 564-9282.

Industry Overview

The traditional plastics market is large, operates on a global scale and is comprised of a number of different polymers and resins. It includes a wide range of commodity polymers, specialty polymers and resins as well as numerous lower volume, higher performance polymers and resins targeted at specific finished product applications. Plastics are sold in a variety of industries including consumer products, packaging, automotive, construction and electronics. The ubiquitous nature of plastic can be attributed to its durability, cost, adaptability and functionality, which have allowed it to meet a variety of end user requirements including increased health and safety requirements as well as consumer demand for enhanced appearance and packaging.

Led by growing demand in Asia-Pacific and South America, global bioplastics market are expected to reach revenues of more than $3.0 billion in 2020, reflecting average annual growth rates of 17.8%, according to market research firm Ceresana. According to Reportlinker, it is estimated that the industry will grow over 7 fold in the global market for bioplastics reaching 1.9 million metric tons by 2019 compared to only 64,000 in 2000. Bioplastics currently represent a tiny percentage of the overall plastic market. The worldwide market for biodegradable bioplastics was estimated to be greater than 500 million pounds in 2007, or less than 1% of our targeted traditional plastics markets. Based on recent consulting reports, the demand for bioplastics is estimated to be growing at 17% per annum reaching 1.2 billion pounds by the end of 2012. The European Bioplastics Association (EBA) stated in a 2013 study that the global bioplastics market is predicted to be 5.8 million metric tons in 2016. Of this, just over 5.0 million metric tons will be biobased and not especially biodegradable bioplastics. In 2011, the biobased bioplastic production was just under 0.5 million metric tons. According to the EBA study, the growth in bioplastics between 2011 and 2016 is almost exclusively in biobased polymers and bioplastics.

The growth in the biobased bioplastics is indicative of the growth anticipated for the interest and use of biobased chemicals in general. With this, the demand for new alternative chemicals and polymers created with non-food feedstock is growing. The bioplastics so far have either targeted the market for compostable applications or commodity polymers. The demand for specialty polymers is growing but only a very limited number of companies have answered the demand. By offering enhanced performance characteristics when compared with fully compostable resins, yet delivering a step change in improved feedstock sustainability, we anticipate that our products will open up very large add-on market opportunities. Additionally, many of the biobased monomers produced for biopolymers will have large market opportunities as specialty chemicals and may be unique due to their biobased origin.

Market Opportunity

Greater Environmental Concerns. Bioplastics are positioned to benefit from powerful secular trends in favor of reducing the environmental impact of everyday materials. It is estimated that the U.S. generates 210 million tons of trash per year, with approximately 20% of solid municipal waste coming from plastics. According to the U.S. Environmental Protection Agency, less than 6% of waste plastic is recycled. There is concern among the scientific community that global climate change poses an environmental risk that is attributable to an increase in carbon dioxide emissions. According to an EF Consumer Survey, 88% of consumers in the United States believe that environmental issues are important or very important. Furthermore, local governments and large corporations are encouraging the replacement of conventional plastics with alternatives, including bioplastics. Because of fossil fuel’s detrimental impact on the environment, individuals and governments increasingly demand that material suppliers reduce their reliance on oil, curb greenhouse gas emissions and minimize the deposit of solid waste and plastics in the environment. Bioplastics are considered a preferred purchasing item under Federal government policy and numerous local governments have enacted or are considering outright bans on certain plastics or plastic articles.

National Security Concerns. The U.S. consumes approximately 25% of worldwide oil production while only accounting for 5% of the world’s population. It has been suggested that the U.S. dependence on oil imports is an issue of national security. The use of algae-originated bioplastics and biofuels have the ability to reduce U.S. petroleum consumption; approximately 7% of the oil consumed in the U.S. is used for the production of plastic.

Health and Safety Concerns. Consumers have become increasingly concerned about the safety and health of plastics materials that are used in their daily lives, particularly items that are in contact with children (such as toys) or used in food packaging (such as water bottles). Several widely used petroleum-based resins including polycarbonates have been the subject of intense scientific and consumer concerns and study regarding their consumer safety. These concerns, along with other examples of tainted plastics and food products manufactured outside the U.S., have led to higher interest in locally manufactured, environmentally friendly alternatives such as bioplastics.

Growth Strategy

Gen3Bio plans to initially focus on one to three technologies and chemistries as its core emphasis. As these are proven out at the pilot and small commercial scales, any development partner funds, outside grants, and revenues generated through product sales or licensing royalties will provide new sources of capital for licensing of and/or investment in additional technologies. Gen3Bio hopes to complete small-scale commercialization and development of the first technologies within the first three years of operations, and to then to work on an additional three to five new technologies. Ideally, we would then double the number and value of technologies being developed every two to three years depending on the success or failure of our previous technologies and available funds for development.

Additionally, once Gen3Bio has successfully shepherded technologies and chemistries through its development and commercialization process, Gen3Bio plans to be paid by outside companies to develop their internal technologies and chemistries with the goal to reach commercialization faster than the client would be able to on its own. The ability to prove the ability of Gen3Bio to commercialize its own technologies first is essential to overcome an inherent “Not Invented Here” mentality within many large companies. Each initial technology we choose to target should have growth opportunities; available funds will determine how many technologies can be developed and how quickly each technology can be moved through the development process, if at all.

State and federal government grants may also be available. Gen3Bio has applied for two State of Ohio grants and is currently preparing a US Department of Energy EERE grant application, which DOE grant may potentially provide $3,000,000 in development capital to the Company over two to three years for development of biobased chemicals from algae biomass; the required match is 20% of grant provided. Additionally, Gen3Bio intends to work with other appropriate state governments and agencies to be eligible for other technology development funds.

Gen3Bio’s management has over 25 years’ experience in the plastics industry and over 20 years’ experience working with bioplastics of both biobased and biodegradable/compostable types. This experience also ranges from polymer production through plastics formulating through plastics processing and consumer product development. This experience should allow Gen3Bio to understand what biobased chemicals and biopolymers make economic and commercial sense and thus should help Gen3Bio avoid many of the technology selection issues other companies have made.

Because Gen3Bio will not own labs and installed equipment, Gen3Bio should have flexibility in developing its technologies and should not be held hostage to only one type of chemical processing and the associated pathways for producing biobased chemicals and biopolymers. Management’s plastics and bioplastics experience should provide the Company a large network of individuals and contract development companies to use should a given type of chemical processing or pathway prove unproductive. Management’s network extends to several universities that are currently in discussions with the Company.

Competition

As Gen3Bio is at the intersection of biofuels, biobased chemicals and biopolymers, competitors exist in all three areas for both petroleum-based and biobased fuels, chemicals and polymers. Competitors in the biofuels market, especially for those produced using algae, include Solazyme, Solix, Sapphire Energy, Algenol and many others; most of these companies utilize sugar as the carbon source and use genetically modified algae in closed loop dark reactors to improve the yield of biofuel. However, the economics for the biodiesel produced in this manner tends not to allow algae biodiesel to be produced at commercially viable costs. Gen3Bio will resolve this issue by not focusing only on algae biofuel but on developing and utilizing technology to efficiently utilize the sugars and proteins also present in algae; the algae biofuel typically comes from the lipid or fatty acid fraction in algae.

Sugars, proteins and fatty acids can be used to produce many other specialty chemicals. Typically companies developing and producing algae-based specialty chemicals focus on nutraceuticals, especially astaxanthin, because of their selling price. Companies with this focus include Heliae, Bioprocess Algae, Alga Technologies, and Acadian Seaplants. Gen3Bio will focus on larger volume, lower cost algae-based chemicals including those that can be used to produce biopolymers

The worldwide plastics market is large and comprised of many established players that have evolved from chemical processing of oil and natural gas to produce non-biodegradable petroleum-based resins. There are a number of large and established companies in this segment, including BASF, Dow Chemical, Lyondell Basell, DuPont and SABIC, among many others. The price of conventional petroleum-based plastic is volatile and dependent on petroleum and natural gas for feedstock. These materials do not biodegrade, are not sustainable in terms of a natural carbon recycle loop and are major contributors to landfill usage.

While a number of companies have introduced, or are in the process of introducing, both bio-based resins, polymers and/or compostable synthetic-based resins, including BASF, DuPont, Novamont, NatureWorks and Meridian, we view the threat from this competition as low. Just as a wide variety of different petroleum-based polymers and resins currently serves the needs of the plastic markets, we believe that the various bio-based resins and polymers offer different properties and are targeted at different applications, making them more complementary, and in turn broadening the overall applications for bio-based and compostable plastics.

Our innovative processes should allow us to use different bio-based feedstock and to use a non-sugar approach, distinguishing us from the majority of the small players in the algae field. We believe that our novel approach will allow us to create new specialty polymers that may possess a broad range of physical and thermal properties, including being able to be processed on traditional converting equipment, and being able to target the specialty chemical market in a sustainable and environmentally conscious manner, as an alternative to conventional petroleum-based plastics.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

We have not entered into any franchise agreements or other contracts that have given, or could give rise to, obligations or concessions.

Governmental Regulations

We will be governed by laws and regulations governing biobased plastic and chemical production. We believe that we are currently in compliance with all laws which may govern our operations and have no current liabilities thereunder. Our intent is to maintain strict compliance with all relevant laws, rules and regulations.

Employees

Gen3Bio currently has 2 full-time employees.

DESCRIPTION OF PROPERTY

Gen3Bio currently owns no real property or equipment. The Company currently leases office space at 4000 W 106th, Suite 125, Carmel, Indiana, 46032, which lease expires on December 31, 2015. The Company feels that this space is sufficient until the Company significantly expands operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments of our current Directors and executive officers.

Name and Business Address	Age	Position

Dr. Kelvin Okamoto	54	CEO, President, and Director
4000 W 106th Street, Suite 125
Carmel, IN 46032

Michael Okada	46	CFO, Treasurer, and Secretary, and Director
4000 W 106th Street, Suite 125
Carmel, IN 46032

Dr. Kelvin Okamoto, age 54, a 25+ year veteran of the plastic industry, previously served in various senior R&D positions at large chemical and plastic companies including SoloCup, Cereplast, Packaging Corporation of America (now Pactiv), GE Plastics (now SABIC IP), Himont (now LyondellBasell), Trexel and TaylorMade Adidas Golf. Dr. Okamoto is the holder of 16 patents and 8 patent applications, has published a book and has another book under contract to be published, and received a PhD in chemistry from Cornell University, and B.S. in Chemistry from Stanford University. During the last 5 years, Dr. Okamoto has been employed as the Chief Technology Officer of Cereplast, Inc., and as head Consultant for GreenBottom Line, Inc. Dr. Okamoto is also a director of GreenBottom Line, Inc.

The Company believes that Dr. Okamoto’s education, expertise, and extensive experience in the chemical and plastic industry provide him the insight and management experience to properly operate the Company, and that all of these qualities make him a valuable member to the Company’s board of directors.

Michael Okada, age 46, has over 24 years of executive financial management experience in high growth entrepreneurial companies. Mr. Okada has had senior management roles with public companies in a broad range of industries, including technology, semiconductors, software, pharmaceuticals, medical devices, health care, apparel and manufacturing. From 2011 and prior to joining Gen3Bio, Mr. Okada served as Senior Vice President and Chief Financial Officer for Cereplast, Inc., an emerging growth publicly-traded bio-plastic resin manufacturer, which sought protection under Chapter 11 of the U.S. Bankruptcy Code in 2014. Prior to Cereplast, Mr. Okada served as Vice President of Finance and Corporate Controller with Mindspeed Technologies, a publicly-traded fabless semiconductor company which provides technology solutions for the wireless network infrastructure industry. Mr. Okada received a B.S. in Accounting from Santa Clara University. Mr. Okada is a Certified Public Accountant (inactive) in the State of California and is a member of the American Institute of Certified Public Accountants.

The Company believes that Mr. Okada’s education and management and accounting experience make him a valuable member to the Company’s board of directors.

Board Composition

Our By-Laws provide that the Board of Directors shall consist of not less than one nor more than seven directors. Each director of the Company serves until his successor is elected and qualified, subject to removal by the Company's majority shareholders. Each officer shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors, and shall hold his office until his successor is elected and qualified, or until his earlier resignation or removal.

No Committees of the Board of Directors; No Financial Expert

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee or financial expert. Management has determined not to establish an audit committee at present because our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. As such, our entire Board of Directors acts as our audit committee. We do not have a financial expert serving on the Board of Directors or employed as an officer based on management’s belief that the cost of obtaining the services of a person who meets the criteria for a financial expert under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d) of Regulation S-K is beyond our limited financial resources and the financial skills of such an expert are simply not required or necessary for us to maintain effective internal controls and procedures for financial reporting in light of the limited scope and simplicity of accounting issues raised in our financial statements at this stage of our development.

Auditors

Our principal registered independent auditor is:

Sadler, Gibb & Associates, L.L.C.
2425 East Parleys Way, Suite 320
Salt Lake City, UT 84109
Phone: (801) 783-2950

Code of Ethics

The Board of Directors has established a written code of ethics that applies to the Company’s officers. A copy of the Code of Ethics is filed as Exhibit 14.1.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that our directors do not meet the independence requirements, according to the applicable rules and regulations of the SEC.

Involvement in Legal Proceedings

None of our officers and/or directors has filed a personal bankruptcy petition, had a bankruptcy petition filed against any business of which they were a general partner or officer at the time of bankruptcy or within two years prior to that time, or has been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past ten (10) years.

Our two officers and directors, Dr. Okamoto and Mr. Okada, and our affiliate (greater than 10% shareholder), Frederic Scheer, were officers of Cereplast, Inc. (SEC file number 001-34689) that filed for bankruptcy in January of 2014, and they subsequently resigned from their respective positions with Cereplast in March of 2014. Our affiliate, Mr. Scheer, was also a director of Cereplast until March of 2014, when he resigned from that position as well, and he last had a controlling interest in Cereplast in 2010 and a minority interest in Cereplast thereafter. Our officers and directors, Dr. Okamoto and Mr. Okada, did not ever have a controlling interest in Cereplast. In addition to filing for bankruptcy protection, Cereplast is no longer current in its reporting obligations and may be dormant.

Compliance with Section 16(a) Of the Exchange Act

Upon the effectiveness of this Registration Statement, we intend to file a Form 8-A registration statement under Section 12 of the Securities Exchange Act of 1934, as amended, Section 16(a) of that act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officers and directors for all services rendered in all capacities to our company for the years ended September 30, 2014:

SUMMARY COMPENSATION TABLE

Non-
Equity
						Incentive	All
						Plan	Other
				Stock	Option	Compensa- Compen-
		Salary	Bonus	Awards	Awards	tion	sation	Total
Name & Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Dr. Kelvin Okamoto	2014*	25,000	0	0	0	0	0	25,000
CEO & Director
Michael Okada	2014*	16,667	0	0	0	0	0	16,667
CFO & Director

* For the year ended September 30, 2014, with officer salaries accrued for the two months following inception. We are accruing Dr. Okamoto’s salary of $12,500 per month and Mr. Okada’s salary of $8,333.33 per month.

We have no pension, health, annuity, bonus, insurance, stock options, profit sharing, or similar benefit plans. No stock options or stock appreciation rights have been granted to any of our directors or executive officers; none of our directors or executive officers exercised any stock options or stock appreciation rights; and none of them hold unexercised stock options. We have no long-term incentive plans.

Outstanding Equity Awards

Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors

Other than as disclosed in the compensation table above, our directors do not receive compensation for their services as directors.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no formal employment contracts, or other contracts with our officers or directors, but we have informal unwritten arrangements to pay Dr. Okamoto a salary of $150,000 per year and Mr. Okada a salary of $100,000 per year. There are no other material terms of our employment arrangements with Dr. Okamoto and Mr. Okada. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such Directors, officers or consultants from us. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of January 6, 2015, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 60,112,500 shares of our common stock issued and outstanding as of January 6, 2015. We do not have any outstanding options, warrants exercisable for, or other securities convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed below is care of Gen3Bio, Inc., 4000 W 106th Street, Suite 125, Carmel, Indiana, 46032.

Name of Beneficial Owner	Title Of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Dr. Kelvin Okamoto (1)	Common	38,000,000 Shares	63.21%
Michael Okada (1)	Common	5,000,000 Shares	8.32%
Frederic Scheer (2)	Common	7,000,000 Shares	11.64%
Craig J. Wynn (3)	Common	6,000,000 Shares	9.98%
All Officers and Directors	Common	43,000,000 Shares	71.53%

(1) Officer and Director.

(2) Frederic Scheer owns 500,000 shares of the Company’s common stock held in his own name, beneficially owns 6,500,000 shares of the Company’s common stock held in the name of Libra 6 Management, Corp. and his address is 5605 Riggins Ct, Suite 200, Reno, Nevada, 89502.

(3) Craig J. Wynn beneficially owns 6,000,000 shares of the Company’s common stock held in the name of Ideal Ventures Fund, LLC, and has an address of 101 Convention Center Drive, Suite 700, Las Vegas, Nevada, 89109.

PLAN OF DISTRIBUTION

The Primary Offering shares will be sold in a “direct public offering” through our officer and director, Dr. Kelvin Okamoto, who may be considered an underwriter as that term is defined in Section 2(a) (11). Dr. Okamoto will not receive any commission in connection with the sale of shares, although we may reimburse him for expenses incurred in connection with the offer and sale of the shares. Dr. Okamoto intends to sell the shares being registered according to the following plan of distribution:

  Shares will be offered to friends, family, and business associates of Dr. Okamoto

Dr. Okamoto will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a) (4) (ii), he must be in compliance with all of the following:

  he must not be subject to a statutory disqualification;
  he must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;
  he must not be an associated person of a broker-dealer;
  he must primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Company otherwise than in connection with transactions in securities; and
  he must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

Dr. Okamoto will comply with the guidelines enumerated in Rule 3a4-1(a) (4) (ii). Neither Dr. Okamoto, nor any of his affiliates, will be purchasing shares in the offering.

You may purchase shares by completing and manually executing a simple subscription agreement and delivering it with your payment in full for all shares, which you wish to purchase, to our offices. A copy of the form of that subscription agreement is attached as an exhibit to our registration statement of which this Prospectus is a part. Your subscription shall not become effective until accepted by us and approved by our counsel. Acceptance will be based upon confirmation that you have purchased the shares in a state providing for an exemption from registration. Our subscription process is as follows:

  prospectus, with subscription agreement, is delivered by the Company to each offeree;

  the subscription is completed by the offeree, and submitted with check back to the Company where the subscription and a copy of the check is faxed to counsel for review;
  each subscription is reviewed by counsel for the Company to confirm the subscribing party completed the form, and to confirm the state of acceptance;
  once approved by counsel, the subscription is accepted by Dr. Okamoto, and the funds deposited into an account labeled: Gen3Bio, Inc. within four (4) days of acceptance;
  subscriptions not accepted are returned with all funds sent with the subscription within three business days of the Company’s receipt of the subscription, without interest or deduction of any kind.

Funds will be deposited to the following:

Gen3Bio, Inc.
c/o JPMorgan Chase
551 Newport Center Drive
Newport Beach, CA 92660

The Selling Security Holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales will be at a fixed price of $0.05 per share until a trading market emerges for the securities. The Selling Security Holders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  to cover short sales made after the date that this prospectus is declared effective by the Commission;
  broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. For more information, see the section titled “Rule 144” herein on page 33.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 462(c) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on the OTC Bulletin Board at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules. These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

Upon our being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a post-effective amendment to this prospectus will be filed, if required, pursuant to Rule 462(c) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of our common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s). In addition, upon our being notified in writing by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares of our common stock, a post-effective amendment to this prospectus will be filed if then required in accordance with applicable securities law.

Prior to any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from FINRA.

The Selling Security Holders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Security Holder and/or the purchasers. Each Selling Security Holder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such Selling Security Holder’s business and, at the time of its purchase of such securities such Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Security Holder that it may not use shares registered on this prospectus to cover short sales of our common stock made prior to the date on which this prospectus shall have been declared effective by the Commission. If a Selling Security Holder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Security Holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations there under promulgated, including, without limitation, Regulation M, as applicable to such Selling Security Holders in connection with resales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

All sales by the Company to the public through the direct Primary Offering will be issued directly from the Company to the subscriber as a proceeds-generating offering for the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 30, 2014, we issued 38,000,000 shares of common stock to Dr. Kelvin Okamoto, our CEO and director, in consideration of founding services contributed by Dr. Okamoto valued at par value, or $0.001 per share.

On July 30, 2014, we issued 5,000,000 shares of common stock to Michael Okada, our CFO and director, in consideration of founding services contributed by Mr. Okada valued at par value, or $0.001 per share.

On July 30, 2014, we issued 6,000,000 shares of common stock to Ideal Ventures Fund, LLC, in consideration of a founding capital contribution of $6,000 received after the close of our fiscal year on September 30, 2014.

On August 1, 2014, we issued 500,000 shares of common stock to Frederic Scheer, in consideration of a founding capital contribution of $500 received after the close of our fiscal year on September 30, 2014.

On August 1, 2014, we issued 6,500,000 shares of common stock to Libra6 Management, Corp. in consideration of general business consulting services relating to coordination of the preparation of this registration statement, valued at $0.002 per share.

As of September 30, 2014, we owed $2,611 of trade payables to Dr. Kelvin Okamoto and Michael Okada for reimbursement of business expenses.

Other than the transactions described above, none of the following parties has, since the date of incorporation, had any other material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  The officers and directors;
  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
  Any relative or spouse of any of the foregoing persons who have the same house as such person.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, which has been filed as an exhibit to our registration statement of which this Prospectus is a part.

Common Stock

We are authorized to issue 350,000,000 shares of common stock, par value $0.001, of which 60,112,500 shares are issued and outstanding as of January 6, 2015. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Preferred Stock

We are currently authorized to issue 5,000,000 shares of preferred stock, par value $0.001, of which 0 shares are issued and outstanding as of January 6, 2015. We have not designated any series of preferred stock, but our Board of Directors has the authority to designate the rights and preferences of each series of preferred stock without action by our stockholders, and then to issue shares of preferred stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue preferred stock in order to raise capital for our operations, your ownership interest may be diluted which would result in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants or options outstanding; nor are there any other equity or debt securities convertible into common stock.

Security Holders

As of January 6, 2015, there were 60,112,500 common shares issued and outstanding, which were held by 34 stockholders of record.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Transfer Agent

We have engaged VStock Transfer, LLC, as transfer agent to serve as agent for shares of our common stock. Our transfer agent’s contact information is as follows:

VStock Transfer, LLC
18 Lafayette Place
Woodmere, NY 11598
Tel: (212)-828-8436
www.VStockTransfer.com

Admission to Quotation on the Over-The-Counter Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the Over-The-Counter Bulletin Board. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the Over-The-Counter Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The Over-The-Counter Bulletin Board differs from national and regional stock exchanges in that it

(1)	is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2)	securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the Over-The-Counter Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the Over-The-Counter Bulletin Board our securities will trade on the Over-The-Counter Bulletin Board. We may not now or ever qualify for quotation on the Over-The-Counter Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We have outstanding an aggregate of 60,112,500 shares of our common stock. Of these shares, all of the 10,000,000 and 2,962,500 shares to be registered in this offering (in both the Primary Offering and Secondary Offering) will be freely tradable without restriction or further registration under the Securities Act, unless those shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

The remaining 57,150,000 shares of common stock outstanding after this offering will be restricted as a result of securities laws. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act.

Rule 144

Rule 144 allows for the public resale of restricted and control securities if a number of conditions are met. Meeting the conditions includes holding the shares for a certain period of time, having adequate current information, looking into a trading volume formula, and filing a notice of the proposed sale with the SEC.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements and have filed all required reports for a least 90 days before the sale, and (iii) we are not and have never been a shell company (a company having no or nominal operations and either (1) no or nominal assets, (2) assets consisting solely of cash and cash equivalents, or (3) assets consisting of any amount of cash and cash equivalents and nominal other assets). If we ever become a shell company, Rule 144 would be unavailable until one year following the date we cease to be a shell company and file Form 10 information with the SEC ceasing to be a shell company, provided that we are then subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that we were required to file such reports and materials), other than Form 8-K reports.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

  1% of the number of shares of our common stock then outstanding, which would equal approximately 701,125 shares, based on the number of shares of our common stock outstanding as of January 6, 2015 (60,112,500), and assuming the 10,000,000 shares being registered in the Primary Offering are sold; or The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under the Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

EXPERTS

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary. Nor was any such person connected with the Registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of Gen3Bio, Inc. as of September 30, 2014, and for the year then ended, have been included herein in reliance on the report of Sadler, Gibb & Associates, L.L.C., an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting. The legal opinion rendered by Brunson Chandler & Jones, PLLC, regarding our common stock to be registered on Form S-1 is as set forth in its opinion letter included in this prospectus. The address of Brunson Chandler & Jones, PLLC, is 175 S. Main Street, 15th Floor, Salt Lake City, Utah, 84111.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Sadler, Gibb & Associates, L.L.C. is our independent registered public accounting firm. There have not been any changes in or disagreements with this firm on accounting and financial disclosure or any other matter.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about our securities, and us we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

Gen3Bio, Inc.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is _____, 2015

GEN3BIO, INC.
4000 W. 106th Street, Suite 125
Carmel, IN 46032

Report of Independent Registered Public Accounting Firm and
Audited Financial Statements

As of September 30, 2014 and for the period from
July 25, 2014 (inception) through September 30, 2014

GEN3BIO, INC.
Index to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACC COUNTING FIRM

To the Board of Directors
Gen3Bio, Inc.

We have audited the accompanying balance sheet of Gen3Bio o, Inc. (“the Company”) as of September 30, 2014 and the related statements of operations, stockholders’ deficit and cash flows for the period from July 25, 2014 (date of inception) through September 30, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion n on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Gen3Bio, Inc. as of September 30, 2014, and the results of their operations and cash flows for the period from July 25, 2014 (date of inception) through September 30, 2014, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has generated no revenue to date, has an accumulated deficit and is dependent on financial support from its shareholders, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
November 6, 2014

GEN3BIO INCORPORATED

Balance Sheet

September 30,
2014
Assets
Cash	$100
Total assets	$100

Liabilities and stockholders' equity
Accounts payable and accrued liabilities	$57,633
Due to related parties	100
Total liabilities	57,733

Stockholders' deficit:
Common stock, $0.001 par value, 355,000,000 shares authorized, 59,500,000 shares issued and outstanding	59,500
Additional paid in capital	3,500
Stock subscriptions receivable	(12,500)
Accumulated deficit	(108,133)
Total stockholders' deficit	(57,633)
Total liabilities and stockholders' deficit	$100

The accompanying notes are an integral part of these financial statements.

GEN3BIO, INCORPORATED

Statement of Operations

Period from July 25,
2014 (inception) through
September 30,
2014
Operating expenses:
Selling, general, and administrative	$108,133
Loss from operations	(108,133)
Other income and expense	—
Loss before income tax provision	$(108,133)
Income tax provision	—
Net loss	(108,133)
Per share information:
Net loss, basic and diluted	$(0.00)
Basic and diluted weighted average shares outstanding	56,100,000

The accompanying notes are an integral part of these financial statements.

GEN3BIO, INCORPORATED

Statement of Stockholders’ Equity

			Additional
	Common Stock		Paid-in	Common Stock	Accumulated
	Shares	Amount	Capital	Subscribed	Deficit	Total
Balance, July25, 2014 (inception)	-	$-	$-	$-	$-	$-

Issuance of founders shares	43,000,000	43,000	-	-	-	43,000

Common stock issued for services	7,000,000	7,000	500	-	-	7,500

Common stock issued for subscriptions receivable	9,500,000	9,500	3,000	(12,500)	-	-

Net loss for the period from inception through September 30, 2014	-	-	-	-	(108,133)	(108,133)

Totals	59,500,000	$59,500	$3,500	$(12,500)	$(108,133)	$(57,633)

See accompanying notes to financial statements.

GEN3BIO, INCORPORATED

Statement of Cash Flows

Period from July
25, 2014
(inception)
through
September 30,
2014
Cash flows from operating activities:
Net loss	$(108,133)
Adjustments to reconcile net loss to net cash (used in)
operating activities:
Common stock issued for services	50,500
Changes in operating assets and liabilities:
Accounts payable	57,633
Accrued liabilities	100
Net cash provided by operating activities	100

Net cash used in investing activities	—

Net cash provided by financing activities	—

Net increase in cash	100
Cash at beginning of period	—
Cash at end of period	$100

Supplemental disclosures of cash flow information:
Cash paid for interest	$—
Cash paid for income taxes	$—

Non cash investing and financing activities
Common stock issued for subscriptions receivable	$12,500

The accompanying notes are an integral part of these financial statements.

GEN3BIO, INCORPORATED
Notes to Financial Statements

1. Organization and Going Concern

     Gen3Bio, Inc. (“G3B” or “Company”) was incorporated under the laws of the State of Nevada on July 25, 2014, and is engaged in the business of developing a new technology to transform algae into biofuels and bioplastics. G3B is focused on producing proprietary specialty chemicals. The Company intends to outsource production but retain the intellectual property to license to large conglomerates. The new technology to transform algae into biofuels and bioplastics is important to enhance research on non-food crops as G3B expects a surge in demand in bioplastics in future years, thus potentially creating pressure on food crops. Algae is the first non-food crop project that we are introducing, and our R&D department is contemplating the development of additional non-food crop-based materials in future years.

     The Company commenced operations in July 2014 and has since devoted substantially all its efforts to the acquisition of in-licensed products and services and recruitment of personnel. The Company has a limited operating history and the revenue and income potential of the Company’s business and market are unproven. The Company incurred a net loss of $(108,133) in 2014, has a limited operating history upon which to evaluate its business and prospects, and will incur significant costs and expenses related to its ongoing operations. At September 30, 2014, the Company had cash of $100, and a working capital deficit of $57,633. Successful transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company’s cost structure.

     The Company has funded its operations primarily through issuance of common stock through subscription agreements. There can be no assurance that the Company will be able to obtain equity or new debt financing on acceptable terms, or at all. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially harm the Company's business, results of operations, and future prospects, including its ability to continue as a going concern.

     The Company’s net loss and working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements for the period from July 25, 2014 (inception) through September 30, 2014 do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern. The Company may never become profitable, or if it does, it may not be able to sustain profitability on a recurring basis.

GEN3BIO, INC.
 Notes to Financial Statements

2. Summary of Significant Accounting Policies

Basis of Presentation

     The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP.

Use of Estimates

     The preparation of financial statements in conformity with GAAP requires management to make estimates, judgments, and assumptions that impact the reported amounts of assets, liabilities, and expenses, and disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Actual results could materially differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including: expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from those estimated amounts and assumptions used in the preparation of the financial statements.

Segment Reporting

     Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment.

Cash and Cash Equivalents

     The Company considers all highly liquid securities with original maturities of three months or less at the date of purchase to be cash equivalents. As of September 30, 2014, the Company had cash of $100 and no cash equivalents. The Company occasionally maintains cash balances in excess of amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). The amounts are held with major financial institutions and are monitored by management to mitigate credit risk.

Fair Value Measurements

     The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

GEN3BIO, INC.
Notes to Financial Statements

- Level 1: Quoted market prices in active markets for identical assets or liabilities
- Level 2: Observable market-based inputs or inputs that are corroborated by market data
- Level 3: Unobservable inputs that are not corroborated by market data

Net Loss per Common Share

     Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period, without consideration for the potentially dilutive effects of converting stock options or restricted stock purchase rights outstanding. Diluted net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period and the potential dilutive effects of stock options or restricted stock purchase rights outstanding during the period determined using the treasury stock method. Because the impact of these items is anti-dilutive during period of net loss in the accompanying financial statements, there was no difference between the weighted average number of shares used to calculate basic and diluted net loss per common share for the period from inception ended September 30, 2014. There are no such anti-dilutive common share equivalents outstanding as September 30, 2014 which were excluded from the calculation of diluted loss per common share.

Income Taxes

     The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Company's assets and liabilities and their financial statement reported amounts. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Income Taxes (Continued)

     A valuation allowance is recorded by the Company when it is more likely than not that some portion or all of a deferred tax asset will not be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, and ongoing prudent and feasible tax planning strategies in assessing the amount of the valuation allowance. When the Company establishes or reduces the valuation allowance against its deferred tax assets, its provision for income taxes will increase or decrease, respectively, in the period such determination is made.

GEN3BIO, INC.
Notes to Financial Statements

     Additionally, the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefit recognized in the financial statements for a particular tax position is based on the largest benefit that is more likely than not to be realized upon settlement. Accordingly, the Company establishes reserves for uncertain tax positions. The Company has not recognized interest or penalties in its statement of operations and comprehensive loss since inception.

Stock-Based Compensation

     The Company follows the provisions of ASC 718, “Share-Based Payment.” which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company uses the Black-Scholes pricing model for determining the fair value of stock based compensation.

     The Company accounts for non-employee share-based awards based upon ASC 505-50, “Equity-Based Payments to Non-Employees.” ASC 505-50 requires the costs of goods and services received in exchange for an award of equity instruments to be recognized using the fair value of the goods and services or the fair value of the equity award, whichever is more reliably measurable. The fair value of the equity award is determined on the measurement date, which is the earlier of the date that a performance commitment is reached or the date that performance is complete. Generally, our awards do not entail performance commitments. When an award vests over time such that performance occurs over multiple reporting periods, we estimate the fair value of the award as of the end of each reporting period and recognize an appropriate portion of the cost based on the fair value on that date. When the award vests, we adjust the cost previously recognized so that the cost ultimately recognized is equivalent to the fair value on the date the performance is complete.

     The Company recognizes the cost associated with share-based awards that have a graded vesting schedule on a straight-line basis over the requisite service period of the entire award.

Recent Accounting Pronouncements

     In July 2013, the FASB issued guidance to address the diversity in practice related to the financial statement presentation of unrecognized tax benefits as either a reduction of a deferred tax asset or liability when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This guidance is effective prospectively for reporting periods beginning after December 15, 2013. Early adoption is permitted. The Company believes that the adoption of this guidance will not have a material impact on its financial statements.

GEN3BIO, INC.
Notes to Financial Statements

     In June 2014, the FASB issued ASU 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation”. The guidance eliminates the definition of a development stage entity thereby removing the incremental financial reporting requirements from U.S. GAAP for development or exploration stage entities, primarily presentation of inception to date financial information. The provisions of the amendments are effective for annual reporting periods beginning after December 15, 2014, and the interim periods therein. However, early adoption is permitted. Accordingly, the Company has adopted this standard as of September 30, 2014. The Company does not expect the adoption of any other recent accounting pronouncements to have a material impact on its financial statements.

3. Transactions with Related Parties

     The Company borrowed $100 from an officer; the liability bears no interest, is unsecured and is due on demand.

4. Stockholders' Deficit

     The Company has authorized 355,000,000 shares of common stock for issuance, of which 59,500,000 were issued and outstanding as of September 30, 2014.

     During the period ended September 30, 2014, the Company’s Board approved the Company’s issuance of 43,000,000 shares of common stock (72.3% of the total issued and outstanding shares of common stock at September 30, 2014) through shares issued to the Company’s founders. In addition, the Company issued 9,500,000 shares for stock subscriptions receivable of $12,500 in accordance with subscription agreements executed prior to September 30, 2014. As of the date of this report, the subscriptions receivable had been fully satisfied through the receipt of cash for shares issued. The Company also issued 7,000,000 shares of common stock for services valued at $7,500. The value of the shares was based on the most recent price of common stock issued for cash or subscriptions receivable.

5. Income Taxes

Net deferred tax assets consist of the following components:

GEN3BIO, INC.

Notes to Financial Statements

September 30,
2014
Deferred tax asset:
Net operating loss carryforwards	$(37,847)
Valuation allowance	37,847
Net deferred tax asset	$-

     The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income statutory tax rates to pretax income (loss) from continuing operations as follows:

September 30,
2014

Tax benefit at statutory rates	$(37,847)
Change in valuation allowance	37,847
Net provision for income taxes	$-

     The Company has accumulated net operating loss carryovers of approximately $37,847 as of September 30, 2014 which are available to reduce future taxable income. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for federal income tax reporting purposes may be subject to annual limitations. A change in ownership may limit the utilization of the net operating loss carry forwards in future years. The tax losses begin to expire in 2033. The fiscal year 2014 remains open to examination by federal tax authorities and other tax jurisdictions.

6. Subsequent Events

     Management has evaluated subsequent events through November 6, 2014, which is the date the financial statements were available to be issued.

     After September 30, 2014, the Company issued 612,500 shares of common stock for proceeds of $12,250 in accordance with a Subscription Agreement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee	$75.31
Transfer/Edgar Agent Fees	4,000.00
Accounting Fees and Expenses	25,000.00
Legal Fees	30,000.00
Total	$59,075.31

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above.

ITEM 14. DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Articles of Incorporation.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our By-Laws provide that we will indemnify our directors to the fullest extent permitted by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the By-Laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

Since inception, July 25, 2014, we have issued the following unregistered securities in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, as the gross offering amount was less than $1,000,000, there was no general solicitation, and the transactions did not involve a public offering.

On July 30, 2014, we issued 38,000,000 shares of common stock to Dr. Kelvin Okamoto, our CEO and director, in consideration of founding services contributed by Dr. Okamoto valued at par value, or $0.001 per share.

On July 30, 2014, we issued 5,000,000 shares of common stock to Michael Okada, our CFO and director, in consideration of founding services contributed by Mr. Okada valued at par value, or $0.001 per share.

On July 30, 2014, we issued 6,000,000 shares of common stock to Ideal Ventures Fund, LLC, in consideration of a founding capital contribution of $6,000 received after the close of our fiscal year on September 30, 2014.

On August 1, 2014, we issued 500,000 shares of common stock to Frederic Scheer, in consideration of a founding capital contribution of $500 received after the close of our fiscal year on September 30, 2014.

On August 1, 2014, we issued 6,500,000 shares of common stock to Libra6 Management, Corp. in consideration of general business consulting services relating to coordination of the preparation of this registration statement, valued at $0.001 per share.

On August 18, 2014, we issued 2,250,000 shares of common stock to Turnaround Trading & Advisory, LLC, in consideration of a cash payment of $4,500 received after the close of our fiscal year on September 30, 2014.

On August 18, 2014, we issued 750,000 shares of common stock to Stephan Garden, in consideration of a cash payment of $1,500 received after the close of our fiscal year on September 30, 2014.

On August 18, 2014, we issued 500,000 shares of common stock to SL Harrison Holdings, Inc., in consideration of general business consulting services relating to execution of the Company’s business plan, valued at $0.002 per share.

On October 1, 2014, we issued 25,000 shares of common stock to Aloys Scheer in consideration of a cash payment of $500.

On October 1, 2014, we issued 25,000 shares of common stock to Arnaud Scheer in consideration of a cash payment of $500.

On October 1, 2014, we issued 25,000 shares of common stock to Nathalie Leblanc in consideration of a cash payment of $500.

On October 1, 2014, we issued 10,000 shares of common stock to Vanessa Salazar in consideration of a cash payment of $200.

On October 1, 2014, we issued 15,000 shares of common stock to Brian K. Altounian in consideration of a cash payment of $300.

On October 1, 2014, we issued 10,000 shares of common stock to Rodney Bell in consideration of a cash payment of $200.

On October 1, 2014, we issued 12,500 shares of common stock to Jacob Morris in consideration of a cash payment of $250.

On October 1, 2014, we issued 10,000 shares of common stock to Albane Scheer in consideration of a cash payment of $200.

On October 1, 2014, we issued 10,000 shares of common stock to Frederick Courouble in consideration of a cash payment of $200.

On October 1, 2014, we issued 25,000 shares of common stock to Kenneth M. Jackman, Jr. in consideration of a cash payment of $500.

On October 1, 2014, we issued 25,000 shares of common stock to Jason Ross in consideration of a cash payment of $500.

On October 1, 2014, we issued 10,000 shares of common stock to Carolynn Quiroga in consideration of a cash payment of $200.

On October 1, 2014, we issued 10,000 shares of common stock to Derek Kameda in consideration of a cash payment of $200.

On October 1, 2014, we issued 35,000 shares of common stock to Erza Garcia Cruz in consideration of a cash payment of $700.

 On October 1, 2014, we issued 10,000 shares of common stock to Agnes Fox in consideration of a cash payment of $200.

On October 1, 2014, we issued 10,000 shares of common stock to Abel Salazar in consideration of a cash payment of $200.

On October 1, 2014, we issued 10,000 shares of common stock to Candace Maggee in consideration of a cash payment of $200.

On October 1, 2014, we issued 125,000 shares of common stock to Aasin Saied in consideration of a cash payment of $2,500.

On October 1, 2014, we issued 125,000 shares of common stock to Hui Chuan Lin in consideration of a cash payment of $2,500.

On October 1, 2014, we issued 25,000 shares of common stock to Susan S. Burrows in consideration of a cash payment of $500.

On October 1, 2014, we issued 10,000 shares of common stock to Risa Winograd in consideration of a cash payment of $200.

On October 1, 2014, we issued 10,000 shares of common stock to Jeffrey Hardwick in consideration of a cash payment of $200.

On October 1, 2014, we issued 10,000 shares of common stock to Kathrine Lescoet in consideration of a cash payment of $200.

On October 1, 2014, we issued 10,000 shares of common stock to Julia Stone in consideration of a cash payment of $200.

On October 1, 2014, we issued 10,000 shares of common stock to Kerrie Daniels in consideration of a cash payment of $200.

On October 1, 2014, we issued 10,000 shares of common stock to David Jolley in consideration of a cash payment of $200.

ITEM 16. EXHIBITS

Exhibit	Description
3.1	Articles of Incorporation of Registrant *
3.2	By-Laws of Registrant *
5.1	Opinion Regarding Legality **
10.1	Form of Subscription Agreement for Primary Offering *
14.1	Code of Ethics of Registrant *
23.1	Consent from Independent Registered Public Accounting Firm
23.2	Consent from Legal Counsel (included in Exhibit 5.1) **

* Previously filed with Form S-1 Registration Statement.
** Previously filed with Amendment No. 1 to Form S-1 Registration Statement.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

	(iii)	Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carmel, State of Indiana, on January 7, 2015.

Gen3Bio, Inc.

By:	/s/ Dr. Kelvin Okamoto
Dr. Kelvin Okamoto
President & CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Dr. Kelvin Okamoto	President, Principal Executive Officer, and	January 7, 2015
Dr. Kelvin Okamoto	Chairman of the Board of Directors

/s/ Michael Okada	CFO, Principal Financial Officer,	January 7, 2015
Michael Okada	Principal Accounting Officer, and Member of the
Board of Directors